EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHAREHOLDERS’ AGREEMENT
by and among
TOTAL ENERGIES NOUVELLES ACTIVITÉS USA,
AMYRIS, INC.
and
TOTAL AMYRIS BIOSOLUTIONS B.V.
Dated as of December 2, 2013

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Page
ARTICLE I DEFINITIONS    2
Section 1.01    Certain Defined Terms    2
Section 1.02    Definitions    11
Section 1.03    Interpretation and Rules of Construction    14
ARTICLE II ORGANIZATION AND RELATED MATTERS    15
Section 2.01    Purpose    15
Section 2.02    Licenses    15
Section 2.03    Shareholder Qualifications    15
Section 2.04    Obligations With Respect to the Escrow Agent    16
ARTICLE III CORPORATE GOVERNANCE    16
Section 3.01    Power of the Management Board    16
Section 3.02    Managing Directors    16
Section 3.03    Removal, Resignation and Suspension    17
Section 3.04    Vacancies    18
Section 3.05    Covenant to Vote    18
Section 3.06    Action by the Shareholders    19
Section 3.07    Approval of Initial Matters    20
Section 3.08    Officers    20
Section 3.09    Option Phase    20
ARTICLE IV DISTRIBUTIONS    20
Section 4.01    General    20
ARTICLE V RESTRICTIONS ON TRANSFER    20
Section 5.01    No Transfers    20
Section 5.02    Transfer to Wholly Owned TENA Affiliate    21
ARTICLE VI ADDITIONAL AGREEMENTS    21
Section 6.01    Information to be Provided to Shareholders    21
Section 6.02    Access to Information    22
Section 6.03    Confidential Information    22
Section 6.04    Compliance with Laws    23
Section 6.05    Other Covenants    25
Section 6.06    Liabilities    27
Section 6.07    Enforcement of Rights by JVCO Against the Shareholders or their Affiliates    27
Section 6.08    Collaboration Agreement    27

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(Continued)
Page

ARTICLE VII TRANSITION TO OPERATIONAL PHASE    27
Section 7.01    Final Shareholders’ Agreement; Purchase and Sale of Preferred Shares    27
Section 7.02    Deadlock    30
ARTICLE VIII FUNDAMENTAL AMYRIS CHANGE; CHANGE OF CONTROL    35
Section 8.01    Rights of TENA USA Upon a Fundamental Amyris Change    35
Section 8.02    Right of First Offer    35
Section 8.03    Rights of TENA USA Upon an Amyris Change of Control    36
Section 8.04    Rights of Amyris Upon a TENA Change of Control    37
ARTICLE IX REPRESENTATIONS AND WARRANTIES    39
Section 9.01    Representations and Warranties of TENA USA and Amyris    39
Section 9.02    Representations and Warranties of Amyris    41
Section 9.03    Indemnification    41
ARTICLE X TERM OF AGREEMENT    41
Section 10.01    Term of Agreement    41
ARTICLE XI TAX MATTERS    42
Section 11.01    Intentionally Omitted    42
ARTICLE XII GENERAL PROVISIONS    42
Section 12.01    Conflict    42
Section 12.02    Further Action    42
Section 12.03    Expenses    42
Section 12.04    Notices    42
Section 12.05    Public Announcements    44
Section 12.06    Severability    44
Section 12.07    Entire Agreement    45
Section 12.08    No Assignment    45
Section 12.09    Third Party Beneficiaries    45
Section 12.10    Amendment and Waiver    45
Section 12.11    Governing Law; Jurisdiction    45
Section 12.12    Dispute Resolution    46
Section 12.13    Counterparts    47
Section 12.14    Specific Performance    47
Section 12.15    Relationship    48
Section 12.16    Cumulative Rights    48
Section 12.17    Liquidated Damages    48
Section 12.18    Attorneys’ and Other Fees and Costs    48
Section 12.19    Limitation of Liability    49

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(Continued)
Page

Schedules
Schedule 3.02        Initial Managing Directors
Schedule 5.04(a)    Wholly Owned TENA Specified Affiliates
Schedule 9.01(f)    Known Claims

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SHAREHOLDERS’ AGREEMENT
This SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of December 2, 2013, is by and among Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France (“TENA USA”), Amyris, Inc., a Delaware corporation (“Amyris”), and Total Amyris BioSolutions B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“JVCO,” and each of TENA USA, Amyris and JVCO, a “Party” and, collectively, the “Parties”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.
W I T N E S S E T H:
WHEREAS, TENA USA is engaged in industrial, commercial and research and development projects in the energy industry, and Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide;
WHEREAS, on June 21, 2010, Amyris and TOTAL Gas & Power USA Biotech, Inc. entered into the Collaboration Agreement to define the general terms and conditions under which the parties thereto could establish development projects related to the research, development, production and commercialization of certain products;
WHEREAS, TOTAL Gas & Power USA Biotech, Inc. assigned the Collaboration Agreement to TENA USA as set forth in that certain letter dated January 11, 2011, and TENA USA and Amyris amended the Collaboration Agreement on November 23, 2011 and on July 30, 2012 (the “Second Amendment”);
WHEREAS, Amyris and TENA USA are parties to that certain Master Framework Agreement, dated as of July 30, 2012 and amended as of March 24, 2013, pursuant to which, among other things, Amyris and TENA USA established a framework for forming a joint venture with the structure set forth in the license terms and principles previously agreed to by the Parties, and which agreement is being amended and restated as of the date hereof in connection with the formation of JVCO pursuant hereto (as so amended and restated, the “Master Framework Agreement”);
WHEREAS, JVCO is being formed for, among other things, the purpose of establishing the legal relationship between Amyris and TENA USA and entering into the Amyris License Agreement, and it is the expectation of the Parties that this Agreement will be amended and restated in accordance with Article VII hereof following a Go Decision or Jet Go Decision;
WHEREAS, it is the expectation of the Parties that this Agreement will be amended and restated or terminated solely by TENA USA should TENA USA acquire the Share A and the Preferred Shares pursuant to TENA USA’s purchase rights following the occurrence of a Fundamental Amyris Change or an Amyris Change of Control;

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WHEREAS, pursuant to the Securities Purchase Agreement, TENA USA has loaned the principal sum of $69,047,816.63 to Amyris, which amount, together with accrued interest and other obligations under the Notes, remain outstanding as of the date hereof, and which Notes, together with any further amounts advanced thereunder, and obligations owed thereon, will be secured by the Pledge Agreement in connection with the closing of the transactions contemplated hereby;
WHEREAS, to secure its obligations under the Articles of Association, this Agreement, the Notes and the Class A Note, Amyris has granted a Lien on its Shares and certain other related assets to TENA USA pursuant to the Pledge Agreement, and Amyris, TENA USA and the Escrow Agent have entered into the Escrow Agreement;
WHEREAS, the formation of JVCO is predicated on the special, extraordinary and unique relationship between Amyris and TENA USA, in that each is relying on the other to render services and support, and either the receipt or provision of financial accommodations, all in connection with and subject to a series of agreements between them, as well as on the special characteristics and qualifications of the other, such that Amyris and TENA USA have determined that only Amyris and TENA USA shall qualify as holders of the shares of capital stock of JVCO, other than as explicitly and narrowly set forth herein;
WHEREAS, at the incorporation of JVCO, Amyris was issued the Share A and TENA USA was issued the Share B;
WHEREAS, by notarial deed of issuance, and in consideration of the license rights granted by Amyris to JVCO under the Amyris License Agreement, at the incorporation of JVCO, Amyris was issued the Preferred Shares; and
WHEREAS, (i) the Articles of Association set forth various rights and obligations of the Parties in connection with the formation and operation of JVCO and (ii) this Agreement sets forth separate and distinct rights and obligations of the Parties in connection with the formation and operation of JVCO.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I
DEFINITIONS
Section 1.01    Certain Defined Terms. For purposes of this Agreement:
(a)    “Advisor’s Report” means a written opinion of an Advisor as to its determination of the Fair Value of the Operational JVCO delivered pursuant to Section 7.02(f).
(b)    “Affiliate” means, with respect to any specified Person, any other Person (i) that owns or controls, directly or indirectly through one or more intermediaries, 50% or more of

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the voting rights of such specified Person; (ii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by such specified Person; or (iii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by any Person contemplated by clause (i); provided, however, that for purposes of this Agreement (x) no Amyris Associated Entity or any of its Affiliates shall be considered an Affiliate of Amyris, (y) neither JVCO nor the Escrow Agent shall be considered an Affiliate of any Party, and (z) neither Amyris nor any of its Affiliates shall be considered an Affiliate of TENA USA or any of its Affiliates, even if in each case a Party acquires ownership or control, directly or indirectly through one or more intermediaries, of more than 50% of the voting rights of any such specified Person.
(c)    “Amended and Restated Novvi Side Letter” means the letter, dated November 30, 2013, from Amyris to Novvi LLC and JVCO.
(d)    “Amyris Associated Entity” means each of (i) Novvi LLC, a Delaware limited liability company, and its subsidiaries, (ii) SMA Indústria Química S.A., a sociedade anônima organized and existing under the laws of Brazil, and its subsidiaries, and (iii) any other Person created after the date hereof by Amyris or any of its Affiliates, on the one hand, and any third party, on the other, of which 50% of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by Amyris, and with respect to which TENA USA has consented to being designated an Amyris Associated Entity (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    “Amyris Change of Control” means the occurrence of any of the following at any time after the date hereof and prior to a Fundamental Amyris Change: (i) the consolidation of Amyris with, or the merger of Amyris with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Amyris and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, Amyris, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of Amyris immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of Amyris (measured by voting power rather than number of shares); or (iii) the first day on which a majority of the members of the board of directors of Amyris does not consist of Continuing Directors. Notwithstanding the foregoing, an Amyris Change of Control shall not be deemed to have occurred in connection with (A) any acquisition of Amyris by TENA USA (or any of its Affiliates) or (B) any change in the board of directors of Amyris such that it is no longer composed of a majority of Continuing Directors if any designee of TENA USA (or any of its Affiliates) to the board of directors of Amyris approves the nomination or election of any member of the board of directors of

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Amyris that is not a Continuing Director or if TENA USA (or any of its Affiliates) votes any Voting Shares in favor of the election of any member of the board of directors of Amyris that is not a Continuing Director.
(f)    “Amyris Directors” means the Managing Directors A appointed at any time or from time to time by the holder of the Share A (which Amyris is entitled to appoint by instructing the Escrow Agent in accordance with the Escrow Agreement prior to the occurrence of a Fundamental Amyris Change and (again) upon the delivery of the rescission notice contemplated by article 9.3(c)(ii) of the Articles of Association by TENA USA to the Escrow Agent with a copy to Amyris and JVCO, and which TENA USA is entitled to appoint by instructing the Escrow Agent in accordance with the Escrow Agreement following the occurrence of a Fundamental Amyris Change and until, if any, the delivery of the rescission notice contemplated by article 9.3(c)(ii) of the Articles of Association by TENA USA to the Escrow Agent with a copy to Amyris and JVCO).
(g)    “Approved Valuation Firms” has the meaning set forth in article 1.1 of the Articles of Association.
(h)    “Articles of Association” means the articles of association of JVCO, as amended from time to time.
(i)    “Bankruptcy Code” means Title 11 of the United States Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101, et seq., as amended.
(j)    “Bankruptcy Law” has the meaning set forth in the Notes.
(k)    “Brazil Business” has the meaning set forth in the Master Framework Agreement.
(l)    “Business Day” means any day other than (i) Saturday or Sunday; (ii) any day that is a legal holiday pursuant to the laws of the State of New York, United States of America, the Republic of France, or the European part of the Netherlands; or (iii) any day that is a day on which banking institutions located in New York, New York, United States of America, Paris, the Republic of France or Amsterdam, the Netherlands, are authorized or required by law or other governmental action to close.
(m)    “Cause” means the conviction of a Person by a court of competent jurisdiction of, or a plea by a Person of guilty or no contest to, a felony or any crime of theft, forgery, fraud, misappropriation or embezzlement, or the commission of theft, forgery, fraud, willful misconduct, gross negligence, misappropriation or embezzlement against a Party or an Affiliate thereof.
(n)    “Claim” means with respect to any Person, any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, liabilities, demands, reasonable out-of-pocket expenses of whatever kind (including reasonable attorney’s fees and expenses) and losses incurred or sustained by or against such Person, but excluding any lost profits or other special, incidental, indirect, punitive or consequential damages suffered by such Person.

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(o)    “Class A Loan Amount” means as of any time of determination the outstanding principal amount owing under the Class A Note and any accrued and unpaid interest thereon.
(p)    “Class A Note” means the Class A Secured Promissory Note, dated as of the date hereof, made by Amyris in favor of TENA USA in the original principal amount of €50,000.
(q)    “Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.
(r)    “Collaboration Agreement” means the Technology License, Development, Research and Collaboration Agreement entered into by Amyris and Total Gas & Power USA Biotech, Inc. as of June 21, 2010, as amended by the Second Amendment, and as such agreement may be further amended from time to time after the date hereof, which Collaboration Agreement was assigned by Total Gas & Power USA Biotech, Inc. to TENA USA by letter agreement dated January 11, 2011.
(s)    “Common Shares” means the Share A and the Share B jointly.
(t)    “Competition Law” means any applicable law that is designed or intended to regulate mergers or other business combinations or that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
(u)    “Continuing Directors” has the meaning set forth in the Notes.
(v)    Other than as such term is used in Section 9.01(g), “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly (whether or not as trustee, personal representative or executor), of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities or ownership interests having the power to elect or remove a majority of the board of directors or similar body governing the affairs of such Person.
(w)    “Debt” has the meaning set forth in the Notes.
(x)    “Deed of Issuance of the Preferred Shares” means the deed of issuance of the Preferred Shares executed as of the date hereof before B.J. Kuck, civil law notary in Amsterdam, the Netherlands, or his deputy, and entered into as of the date hereof by and between JVCO and Amyris.
(y)    “Deed of Transfer and Confirmation of Pledge” means the deed of transfer and confirmation of pledge, executed as of the date hereof before B.J. Kuck, civil law notary in Amsterdam, the Netherlands, or his deputy, and entered into as of the date hereof by and between Amyris, the Escrow Agent, TENA USA, and in the presence of and acknowledged by JVCO.

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(z)    “Development Phase” means the period from and after the date hereof and ending on the earlier to occur (i) of the commencement of the Operational Phase; and (ii) the commencement of the Option Phase (provided, however, that the Development Phase shall thereafter resume, to the extent that TENA USA delivers the rescission notice contemplated by article 9.3(c)(ii) of the Articles of Association, upon the delivery by TENA USA of such rescission notice to the Escrow Agent with a copy to Amyris).
(aa)    “Dutch GAAP” means Dutch generally accepted accounting principles and practices as in effect from time to time and applied consistently by JVCO throughout the periods involved and consistent with past practice (to the extent applicable).
(bb)    “Escrow” means the escrow of the Share A and the Preferred Shares pursuant to the terms of the Escrow Agreement.
(cc)    “Escrow Agent” means Stichting Total Amyris BioSolutions, a foundation incorporated under the laws of the Netherlands (stichting), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Claude Debussylaan 24, 1082 MD Amsterdam, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 59329483.
(dd)    “Escrow Agreement” means the escrow agreement (including annexes) regarding the Share A and the Preferred Shares, entered into by and among the Escrow Agent in its capacity as escrow agent, Amyris and TENA USA, as of the date hereof, as amended from time to time.
(ee)    “Event of Default” means the following events:
(i)    default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the principal of, or premium, if any, on the Notes;
(ii)    default in the payment of an installment of interest on the Notes, which failure continues for thirty (30) days after the date when due;
(iii)    failure by Amyris for thirty (30) days after notice from TENA USA (or its permitted assignee under the Notes, as the case may be) to comply with the provisions of Section 4 or Section 6 of the Notes;
(iv)    failure by Amyris for sixty (60) days after notice from TENA USA (or its permitted assignee under the Notes, as the case may be) to comply with any of its other agreements in the Notes or the Securities Purchase Agreement (other than Section 8.6(b) of the Securities Purchase Agreement);
(v)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Amyris (or the payment of which is guaranteed by Amyris whether such Debt or guarantee existed

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as of the date of the Securities Purchase Agreement or is or was created after the date of the Securities Purchase Agreement, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;
(vi)    failure by Amyris to pay final judgments aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;
(vii)    Amyris (a) commences a voluntary case under any Bankruptcy Law, (b) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law, (c) consents to the appointment of a custodian of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, or (e) is unable to pay its debts as they become due; or
(viii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against Amyris; (b) appoints a custodian of Amyris or any of its Significant Subsidiaries or for all or substantially all of the property of Amyris; or (c) orders the liquidation of Amyris and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or
(ix)    failure by Amyris to deliver when due the consideration deliverable upon conversion of the Notes, which failure shall continue for a period of five days.
(ff)    “Face Amount” means the aggregate principal amount of all the of the Notes then issued and outstanding.
(gg)    “Farnesane Diesel Product” has the meaning set forth in the Amyris License Agreement.
(hh)    “Farnesane Jet Product” has the meaning set forth in the Amyris License Agreement.
(ii)    “Final Maturity Date” has the meaning set forth in the Notes.
(jj)    “Financial Statements” means true and complete copies of the simplified balance sheet of JVCO as of the last day of the Fiscal Year and the related profit and loss account of JVCO for the Fiscal Year (or portion thereof) then ended, together with all related and required explanatory notes thereto, prepared in accordance with Dutch GAAP and US GAAP.
(kk)    “Fiscal Year,” for purposes of JVCO’s financial and fiscal year, means the calendar year; provided, however, that the Parties agree that the first Fiscal Year of JVCO will commence as of the date of this Agreement and end on December 31, 2014.

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(ll)    “Fundamental Amyris Change” means the occurrence of an Event of Default.
(mm)    “Go Decision” has the meaning set forth in the Master Framework Agreement.
(nn)    “Go Decision Date” has the meaning set forth in the Master Framework Agreement.
(oo)    “Inventions” has the meaning set forth in the Collaboration Agreement.
(pp)    “Jet and Diesel Applications Side Letter” means the means the side letter regarding Diesel Jet Fuel, executed on or about December 2, 2013 by and between Amyris and TENA USA.
(qq)    “Jet Go Decision” has the meaning set forth in the Master Framework Agreement.
(rr)    “Lien” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind (other than any transfer restrictions imposed under securities laws, or any options, transfer restrictions or purpose limitations pursuant to the Articles of Association, this Agreement or the Related Agreements).
(ss)    “Management Board” means the management board of JVCO.
(tt)    “Managing Director” means a member of the Management Board. Unless the context requires otherwise, “Managing Director” shall refer to either a Managing Director A or a Managing Director B.
(uu)    “Managing Director A” means a member of the Management Board that is a managing director A of JVCO.
(vv)    “Managing Director B” means a member of the Management Board that is a managing director B of JVCO.
(ww)    “Meeting Rights” means the right to attend the general meeting of Shareholders of JVCO and to speak therein as referred to in Section 2:227, subsection 1, of the Dutch Civil Code.
(xx)    “No-Go Decision” has the meaning set forth in the Master Framework Agreement.
(yy)    “Non-Arbitratable Dispute” means any and all disputes, controversies or claims arising out of or relating to any of the Related Agreements or the Articles of Association.

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(zz)    “Notes” means those certain 1.5% Senior Unsecured Convertible Notes issued by Amyris to TENA USA pursuant to the Securities Purchase Agreement between July 30, 2012 and
January 31, 2015, with an aggregate principal amount of up to $105,000,000.

(aaa)    “Notes Side Letter” means the letter, dated as of the date hereof, from TENA
USA to Amyris.

(bbb)    “Officers” means the officers of JVCO appointed from time to time by the
Management Board, which officers shall have the duties, powers and responsibilities as determined by the Management Board.

(ccc)    “Operational Phase” means the period from and after the effectiveness of the
Final Shareholders’ Agreement.

(ddd)    “Option Phase” means the period from and after the occurrence of a
Fundamental Amyris Change and ending on the earlier to occur of (i) the closing of the transactions contemplated by article 9.3 of the Articles of Association (which shall have the effects set forth in
Section 10.01(b)); (ii) the closing of the transaction contemplated by article 9.6 of the Articles of
Association (which shall have the effects set forth in Section 10.01(b)); (iii) any other acquisition by
TENA USA of all of the outstanding Preferred Shares and Common Shares following the occurrence of a Fundamental Amyris Change, whether such ownership arises by foreclosure under the Pledge
Agreement or otherwise (which shall have the effects set forth in Section 10.01(b)); and (iv) to the extent that TENA USA delivers the rescission notice contemplated by article 9.3(c)(ii) of the
Articles of Association, upon the delivery by TENA USA of such rescission notice to the Escrow
Agent with a copy to Amyris and JVCO (which shall result in the resumption of the Development
Phase).

(cec)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental entity or other enterprise, association, organization or entity.

(fff)    “Persons with Meeting Rights” means the Persons with Meeting Rights pursuant to the Articles of Association.

(ggg)    “Pledge Agreement” means the pledge agreement executed as a notarial deed on the date hereof before [*], civil law notary in Amsterdam, the Netherlands, or his deputy, and entered into as of the date hereof by Amyris in favor of TENA USA, and in the presence of and acknowledged by JVCO, as amended from time to time.

(hhh)    “Preferred Shares” means a preference share in the capital of JVCO without voting rights (stemrechtloos) and without distribution rights other than, in each case, as expressly provided for in the Articles of Association.

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(iii)    “Preferred Shares Option Price” has the meaning set forth in article 1.1 of the Articles of Association.

(jjj)    “Project Completion Date” has the meaning set forth in the Second Amendment.

(kkk)    “Purchase Option” means TENA USA’s irrevocable right pursuant to and subject to the terms of the Articles of Association to purchase the Share A and the Preferred Shares upon the occurrence of a Fundamental Amyris Change.

(lll)    “R&D Activities” has the meaning set forth in the Collaboration Agreement.

(mmm)    “Related Agreements” means the Escrow Agreement, the Pledge Agreement, the Deed of Issuance of the Preferred Shares, the Deed of Transfer and Confirmation of Pledge, the Class A Note, the Amyris License Agreement, the Collaboration Agreement, the Master Framework Agreement, the Securities Purchase Agreement, the Notes, the Jet and Diesel Applications Side Letter, the Amended and Restated Novvi Side Letter, the Notes Side Letter and such other agreements as Amyris, TENA USA and JVCO may agree in writing shall constitute Related Agreements.

(nnn)    “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of July 30, 2012 and amended as of March 24, 2013 and as of December 2, 2013, by and between Amyris and TENA USA.

(ooo)    “Share” means a share in the capital of JVCO. Unless the contrary is apparent, this shall include the Share A, the Share B and each Preferred Share.

(ppp)    “Shareholder” means a holder of one or more Shares who so qualifies pursuant to article 4.4 of the Articles of Association. Unless the contrary is apparent, this shall include the holder of the Share A, the holder of the Share B and each holder of Preferred Shares.

(qqq)    “Share A” means the share A in the capital of JVCO.

(rrr)    “Share B” means the share B in the capital of JVCO.

(sss)    “Significant Subsidiary” has the meaning set forth in the Securities Purchase Agreement.

(ttt)    “TENA Change of Control” means the occurrence of the following at any time after the date hereof and prior to a Fundamental Amyris Change: TOTAL S.A. shall no longer directly or indirectly beneficially own 50% or otherwise control the holder of the Share B.

(uuu)    “TENA Directors” means the Managing Directors B appointed at any time or from time to time by the holder of the Share B.

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(vvv)“Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), conveyance, grant of a participation interest, pledge or grant of a Lien or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions, in each case except to or in favor of either Amyris or
TENA USA or, in connection with the Escrow Agreement, from Amyris to the Escrow Agent or from the Escrow Agent to either Amyris or TENA USA.

(www)    “US GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently by JVCO throughout the periods involved and consistent with past practice (to the extent applicable).

(xxx)    “Valuation Advisor” has the meaning set forth in article 1.1 of the Articles of
Association.

(yyy)    “Voting Shares” has the meaning set forth in the Notes.

(zzz)    “Wholly Owned TENA Affiliate” means a Person of which 100% of the equity interests (other than any directors’ qualifying shares) of such Person are directly or indirectly owned by the ultimate parent company of TENA USA, including each Person that is a Wholly
Owned TENA Specified Affiliate.

(aaaa)    “Wholly Owned TENA Specified Affiliate” means any of the Wholly Owned
TENA Affiliates listed on Schedule 5.04(a); provided, however, that such Person is a Wholly Owned
TENA Affiliate at the time of any Transfer of Shares to such Person.

Section 1.02    Definitions. The following terms have the meanings set forth in the
Sections set forth below:

Definition	Section
Activities	Section 6.04(a)
Advisor	Section 7.02(f)
Advisor’s Report	Section 1.01(a)
Affiliate	Section 1.01(b)
Agreement	Preamble
Amended and Restated Novvi Side Letter	Section 1.01(c)
Amyris	Preamble
Amyris Associated Entity	Section 1.01(c)
Amyris Change of Control	Section 1.01(e)
Amyris Directors	Section 1.01(f)
Amyris License Agreement	Section 2.02(a)
Anti-Corruption Laws	Section 6.04(a)
Approved Valuation Firms	Section 1.01(g)
Articles of Association	Section 1.01(h)
Associates	Section 6.04(a)
Bankruptcy Code	Section 1.01(i)

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Definition	Section
Bankruptcy Law	Section 1.01(j)
Brazil Business	Section 1.01(k)
Business Day	Section 1.01(l)
Buyout Election	Section 7.02(b)
Buyout Percentage	Section 7.02(e)
Cash Component of the Purchase Price	Section 7.02(d)
Cause	Section 1.01(m)
Claim	Section 1.01(n)
Class A Loan Amount	Section 1.01(o)
Class A Note	Section 1.01(p)
Code	Section 1.01(q)
Collaboration Agreement	Section 1.01(r)
Common Shares	Section 1.01(s)
Competition Law	Section 1.01(t)
Confidential Information	Section 6.03(a)
Continuing Directors	Section 1.01(u)
control or controlled by or under common control with	Section 1.01(v)
Deadlock Election	Section 7.02(c)
Deed of Issuance of the Preferred Shares	Section 1.01(x)
Deed of Transfer and Confirmation of Pledge	Section 1.01(y)
Debt	Section 1.01(w)
Development Phase	Section 1.01(z)
Dispute	Section 12.12(a)
Dutch GAAP	Section 1.01(aa)
Electronic Delivery	Section 12.13
Escrow	Section 1.01(bb)
Escrow Agent	Section 1.01(cc)
Escrow Agreement	Section 1.01(dd)
Exchange Act	Section 1.01(e)
Event of Default	Section 1.01(ee)
Face Amount	Section 1.01(ff)
Fair Value of the Operational JVCO	Section 7.02(f)
Farnesane Diesel Product	Section 1.01(gg)
Farnesane Jet Product	Section 1.01(hh)
Final Go Decision Date	Section 7.01(b)
Final Maturity Date	Section 1.01(ii)
Final Shareholders’ Agreement	Section 7.01(a)
Financial Statements	Section 1.01(jj)
Fiscal Year	Section 1.01(kk)
Fundamental Amyris Change	Section 1.01(ll)
Go Decision	Section 1.01(mm)
Go Decision Date	Section 1.01(nn)
HSE	Section 6.04(d)

6210492_25     12

Definition	Section
ICC Rules	Section 12.12(b)(i)
Indemnified Party	Section 9.03
Indemnifying Party	Section 9.03
Initial Plan and Budget	Section 7.01(a)
Inventions	Section 1.01(oo)
Jet and Diesel Applications Side Letter	Section 1.01(pp)
Jet Go Decision	Section 1.01(qq)
JVCO	Preamble
JV Assets	Section 7.01(b)
Lien	Section 1.01(rr)
Management Board	Section 1.01(ss)
Managing Director	Section 1.01(tt)
Managing Director A	Section 1.01(uu)
Managing Director B	Section 1.01(vv)
Master Framework Agreement	Recitals
Meeting Rights	Section 1.01(ww)
No-Go Decision	Section 1.01(xx)
Non-Arbitratable Dispute	Section 12.12(a)
Notes	Section 1.01(zz)
Notes Side Letter	Section 1.01(aaa)
Officers	Section 1.01(bbb)
Operational JVCO	Section 7.02(c)
Operational Phase	Section 1.01(aaa)
Opinion Period	Section 7.02(f)
Option Phase	Section 1.01(ddd)
Party or Parties	Preamble
Person	Section 1.01(eee)
Persons with Meeting Rights	Section 1.01(fff)
Pledge Agreement	Section 1.01(ggg)
Preferred Shares	Section 1.01(hhh)
Preferred Shares Option Price	Section 1.01(iii)
Project Completion Date	Section 1.01(jjj)
Purchase Option	Section 1.01(kkk)
R&D Activities	Section 1.01(kkk)
Reference Laws	Section 6.04(a)
Related Agreements	Section 1.01(mmm)
Representatives	Section 6.03(a)
Second Amendment	Recitals
Securities Purchase Agreement	Section 1.01(nnn)
Shareholder	Section 1.01(ppp)
Share	Section 1.01(ooo)
Share A	Section 1.01(qqq)
Share B	Section 1.01(rrr)

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Definition	Section
Significant Subsidiary	Section 1.01(sss)
TENA Change of Control	Section 1.01(ttt)
TENA Directors	Section 1.01(uuu)
TENA USA	Preamble
Total License Agreement	Section 2.02(b)
Transfer	Section 1.01(vvv)
US GAAP	Section 1.01(www)
Valuation Advisor	Section 1.01(xxx)
Voting Shares	Section 1.01(yyy)
Wholly Owned TENA Affiliate	Section 1.01(zzz)
Wholly Owned TENA Specified Affiliate	Section 1.01(aaaa)

Section 1.03    Interpretation and Rules of Construction.
(a)    The headings contained in this Agreement, in any Exhibit or Schedule, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(b)    In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(c)    The definitions of the terms herein shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” shall be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document shall be construed as referring to such contract, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or otherwise set forth in such document); (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein,” “hereof,” “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) “day” shall mean calendar day, unless “Business Day” is expressly used; and (v) all references to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. The terms “dollars” and “$” shall mean United States dollars. The terms “euros” and “€” shall mean euros, the currency used by the Institutions of the European Union. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

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ARTICLE II
ORGANIZATION AND RELATED MATTERS
Section 2.01    Purpose. During the Development Phase, and subject to Section 10.01(b), the purpose of JVCO is to enter into the Amyris License Agreement and to establish the legal relationship between Amyris and TENA USA with respect thereto. During the Option Phase, and subject to Section 10.01(b), the purpose of JVCO is to maintain unchanged the value of JVCO and the rights and obligations of the Parties until the completion of any of the events or transactions that result in the conclusion of the Option Phase. During the Operational Phase, the purpose of JVCO will be as set forth in the Final Shareholders’ Agreement to be entered into pursuant to Article VII. Notwithstanding the foregoing, the Parties acknowledge and agree that the limited purpose of JVCO shall not apply to the extent that a Shareholder owns all of the outstanding Preferred Shares and Common Shares at any time, whether such ownership arises by operation of the Purchase Option, the right of first offer contemplated by article 9.6 of the Articles of Association, foreclosure under the Pledge Agreement or otherwise, it being understood and agreed that in such instance such Shareholder shall then be free to repurpose JVCO in any manner that it so chooses pursuant to an amendment or termination of this Agreement pursuant to Section 10.01(b).
Section 2.02    Licenses.
(d)    Of even date hereof, Amyris and JVCO have executed a license agreement pursuant to Section 11.B of the Second Amendment (the “Amyris License Agreement”).
(e)    No Party grants any licenses, express or implied, to any other Party hereunder. The only license grants to JVCO or any other Party (or any of their respective Affiliates) are those set forth (i) in the Amyris License Agreement, (ii) the license agreement between TENA USA and JVCO to be entered into in connection with the Final Shareholders’ Agreement as contemplated by the Second Amendment and otherwise on terms and conditions similar to the Amyris License Agreement, except to the extent contemplated by the Second Amendment (the “Total License Agreement”), or (iii) other separate written agreements that may be entered into between or among the applicable Parties after the date hereof.
Section 2.03    Shareholder Qualifications.
(a)    Shares can only be held as set forth in article 4.4 of the Articles of Association.
(b)    Subject at all times to compliance with the terms and conditions of the Amyris License Agreement or the Total License Agreement, as applicable, in case either Amyris or TENA USA (or any of their respective Affiliates) becomes aware of any opportunity relevant to JVCO (whether during the Development Phase or the Operational Phase) (including opportunities in countries in which JVCO (whether during the Development Phase or the Operational Phase) is or is intended to be active), then such Party (or its Affiliate) shall be free to proceed on its own with such opportunity at its sole cost, risk and expense, and it shall be under no obligation to notify, or

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otherwise offer to engage with, JVCO (whether during the Development Phase or the Operational Phase) in respect of such opportunity.
(c)    If at any time either Amyris (which for this purpose shall include the Escrow Agent in connection with its administration functions under the Escrow Agreement) or TENA USA ceases to hold any Shares, then such Party shall no longer be considered a Shareholder for purposes of this Agreement and any requirement to obtain any approval or consent from such Shareholder (or from the Managing Directors that such Shareholder was previously entitled to designate) shall no longer be applicable.
Section 2.04    Obligations With Respect to the Escrow Agent. Amyris and TENA USA shall promptly provide the Escrow Agent with joint written instructions to release the Share A and all of the Preferred Shares to Amyris upon the occurrence of a No-Go Decision. Amyris and TENA USA shall promptly provide the Escrow Agent with joint written instructions to release the Share A and all or a portion of the Preferred Shares, as applicable, to Amyris or TENA USA, as applicable, upon the occurrence of (a) the Final Go Decision Date, (b) the closing of the applicable transaction contemplated by Article VII and (c) the closing of the transactions contemplated by Section 8.03(b). Any notice delivered by TENA USA to the Escrow Agent pursuant to the Escrow Agreement that includes a statement that TENA USA has paid the Preferred Shares Option Price by effecting a dollar-for-dollar offset against the Notes (i) shall, for purposes of the Escrow Agreement (but not for any other purposes), constitute conclusive evidence to the Escrow Agent that TENA USA has so paid the Preferred Shares Option Price and effected such offset against the Notes and (ii) may be relied on by Amyris and be enforceable by Amyris against TENA USA.
ARTICLE III
CORPORATE GOVERNANCE
Section 3.01    Power of the Management Board. The Management Board shall have the power and authority as set forth in the Articles of Association.
Section 3.02    Managing Directors.
(a)    The provisions governing the Managing Directors shall be as set forth in the Articles of Association. The initial Managing Directors are set forth on Schedule 3.02.
(b)    Each of Amyris and TENA USA shall pay the reasonable out of pocket costs and expenses incurred by each Managing Director selected by such Party (which includes a Managing Director appointed by the Escrow Agent at the instruction of such Party in accordance with the Escrow Agreement) in connection with attending the meetings of the Management Board and any committee thereof; provided, however, that JVCO shall pay the reasonable out of pocket costs and expenses incurred by each Managing Director in connection with attending any meetings of the Management Board and any committee thereof held in the Netherlands. Except as otherwise provided in the immediately preceding sentence, the Managing Directors shall not be compensated for their services as members of the Management Board.

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(c)    TENA USA will indemnify and hold harmless Amyris from and against any tax consequences to Amyris that are caused by or result from the country of residence (other than the Netherlands) of any of the TENA Directors (or Amyris Directors appointed by TENA USA pursuant to the Articles of Association), including any taxes due in the country of residence of any such TENA Directors (or of any such Amyris Directors appointed by TENA USA pursuant to the Articles of Association) if other than the Netherlands; provided, that such indemnity shall not be applicable to the extent any such tax consequences are caused by or result from any business that JVCO, Amyris or any of their respective Affiliates may conduct in, or any other contacts JVCO, Amyris or any of their respective Affiliates may have with, the country of residence of any such TENA Directors (or of any such Amyris Directors appointed by TENA USA pursuant to the Articles of Association).
(d)    Amyris will indemnify and hold harmless TENA USA (or a Wholly Owned TENA Affiliate to which TENA USA has Transferred its Shares) from and against any tax consequences to TENA USA (or a Wholly Owned TENA Affiliate to which TENA USA has Transferred its Shares) that are caused by or result from the country of residence (other than the Netherlands) of any of the Amyris Directors appointed by Amyris pursuant to the Articles of Association, including any taxes due in the country of residence of any such Amyris Directors appointed by Amyris pursuant to the Articles of Association if other than the Netherlands; provided, that such indemnity shall not be applicable to the extent any such tax consequences are caused by or result from any business that JVCO, TENA USA or any of their respective Affiliates may conduct in, or any other contacts JVCO, TENA USA or any of their respective Affiliates may have with, the country of residence of any such Amyris Directors appointed by Amyris pursuant to the Articles of Association.
Section 3.03    Removal, Resignation and Suspension.
(a)    Upon the written request of Amyris or TENA USA to remove a Managing Director (whether or not for Cause) that it is entitled to appoint pursuant to the Articles of Association (which includes a Managing Director that such Party is entitled to appoint by instructing the Escrow Agent in accordance with the Escrow Agreement), Amyris and TENA USA shall vote, consent in writing and take or cause to be taken all actions necessary to remove or suspend such Managing Director. Except pursuant to this Section 3.03, Amyris and TENA USA shall not vote, consent in writing or take any other action to cause the removal without Cause of any Managing Director that such Party did not appoint pursuant to the Articles of Association (which includes a Managing Director that such Party is entitled to appoint by instructing the Escrow Agent in accordance with the Escrow Agreement).
(b)    Notwithstanding the foregoing, each of Amyris and TENA USA hereby agree that any Managing Director appointed pursuant to the Articles of Association (which includes a Managing Director that such Party is entitled to appoint by instructing the Escrow Agent in accordance with the Escrow Agreement), shall be removed for Cause upon the written request of the other Party and upon such other Party establishing that Cause exists, and Amyris and TENA USA

6210492_25     17

shall vote, consent in writing and take, or cause to be taken, all actions necessary to remove or suspend such Managing Director.
(c)    Notwithstanding the foregoing, the removal or suspension of a Managing Director with or without Cause in no way eliminates, reduces or otherwise modifies the respective rights of Amyris and TENA USA pursuant to the Articles of Association and Section 3.04 to appoint a replacement or successor or the respective obligations of the Shareholders pursuant to Section 3.04(b) or Section 3.05 with respect thereto. This Section 3.03(c) shall not be applicable to the deemed resignation of an Amyris Director pursuant to Section 3.03(d).
(d)    As a condition to being appointed as a Managing Director, Amyris shall cause each Amyris Director to deliver to JVCO and TENA USA an irrevocable letter of resignation, in form and substance reasonably satisfactory to TENA USA, providing that such Amyris Director shall be deemed to have resigned from the Management Board upon the occurrence of a Fundamental Amyris Change, and Amyris shall not cause (including by instructing the Escrow Agent) any Managing Director who upon appointment would be an Amyris Director to be appointed to the Management Board until such irrevocable letter of resignation has been delivered to JVCO and TENA USA. Following such resignation, Amyris shall not be entitled to replace or reappoint any Amyris Director or to instruct the Escrow Agent to replace or reappoint any Amyris Director; provided, however, that should TENA USA elect in its discretion to rescind its purchase rights, then, to the extent that TENA USA delivers the rescission notice contemplated by article 9.3(c)(ii) of the Articles of Association, upon the delivery by TENA USA of such rescission notice to the Escrow Agent with a copy to Amyris and subject to Amyris’ compliance with the terms and conditions of article 9.3(c)(ii) of the Articles of Association, Amyris shall again be entitled to appoint the Amyris Directors. As of the date of this Agreement, Amyris has caused the two Managing Directors A set forth on Schedule 3.02 to deliver such a resignation letter to JVCO and TENA USA.
Section 3.04    Vacancies.
(a)    Except for those vacancies that occur automatically upon the occurrence of a Fundamental Amyris Change, in the event that a vacancy is created on the Management Board at any time by reason of the death, disability, retirement, resignation or removal (with or without Cause) of any Amyris Director or TENA Director, a replacement Managing Director to fill such vacancy shall be appointed in accordance with the Articles of Association.
(b)    Notwithstanding any other provision in this Agreement, any individual appointed pursuant to this Section 3.04 may not previously have been a Managing Director who was removed from the Management Board for Cause.
Section 3.05    Covenant to Vote.
(a)    Each of Amyris and TENA USA shall take all actions necessary (i) to call, or cause the appropriate Officers and Managing Directors of JVCO to call, a general meeting of Shareholders, and (ii) to vote all Shares controlled, owned or held beneficially or of record by such Party at any such general meeting in favor of all actions, and shall take all actions by written consent

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in lieu of any such meeting, in each case to effect the intent of this Article III, including the nomination and election of the Managing Directors appointed pursuant to this Article III.
(b)    Except as otherwise contemplated by the Escrow Agreement and hereby, neither Amyris nor TENA USA shall enter into any agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares into a voting trust or other similar arrangement.
Section 3.06    Action by the Shareholders.
(a)    Amyris and TENA USA acknowledge and agree that the Share A and Preferred Shares shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. Prior to the occurrence of a Fundamental Amyris Change, Amyris shall (i) be entitled to exclusively direct the Escrow Agent to vote the Share A in any manner that Amyris chooses (including with respect to the Amyris Directors), and JVCO and TENA USA shall recognize such vote as the vote of Amyris; and (ii) also have the right to receive notice of and to attend and participate (but not vote except by instructing the Escrow Agent to vote) in all meetings of Shareholders. Upon the occurrence of a Fundamental Amyris Change, Amyris shall no longer have the right to direct the voting of the Share A; provided, however, that should TENA USA elect in its discretion to rescind its purchase rights, then upon the delivery by TENA USA of the rescission notice contemplated by article 9.3(c)(ii) of the Articles of Association to the Escrow Agent with a copy to Amyris and subject to Amyris’ compliance with the terms and conditions of article 9.3(c)(ii) of the Articles of Association, Amyris shall again be entitled to exclusively vote, or direct the voting of, the Share A in any manner that Amyris chooses (including with respect to the Amyris Directors). Upon the occurrence of a Fundamental Amyris Change, and provided that TENA USA has not delivered the rescission notice contemplated by article 9.3(c)(ii) of the Articles of Association to the Escrow Agent with a copy to Amyris, TENA USA shall be entitled to exclusively vote, or direct the voting of, the Share A in any manner that TENA USA chooses, subject to Section 3.09.
(b)    JVCO shall use reasonable efforts to schedule general meetings of Shareholders at such places and times based on the reasonable availability of all Persons with Meeting Rights such that all Persons with Meeting Rights may attend and participate in all general meetings of Shareholders.

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Section 3.07    Approval of Initial Matters. As of the date of this Agreement and in connection with the formation of JVCO, Amyris and TENA USA have agreed to a development budget for JVCO for the period from the date of this Agreement until March 1, 2017. To the extent JVCO shall require any additional funds prior to the Operational Phase, such funds shall be provided through loans from TENA USA and Amyris rather than as capital contributions or share subscriptions.
Section 3.08    Officers. Amyris and TENA USA shall not have any liability to JVCO or to the other Party or their Affiliates for the actions of any Officer.
Section 3.09    Option Phase. Notwithstanding anything to the contrary contained in the Articles of Association, during the Option Phase, (a) JVCO shall not, and neither the Management Board nor TENA USA shall authorize, permit or direct JVCO to, make, take, enter into, cause, permit to occur, commit to, authorize or approve any action, other than (i) such actions as are necessary to maintain its corporate existence, (ii) such actions as are necessary or appropriate to preserve the rights afforded to JVCO under the Amyris License Agreement or any other license granted to JVCO by Amyris or any of its Affiliates or any Amyris Associated Entity, including exercising its Section 365(n) rights pursuant to article 13.15 of the Articles of Association, or exercising the 365(n) Election (as that term is defined in the Amyris License Agreement), and (iii) assisting in the determination of the Preferred Shares Option Price; (b) neither this Agreement nor the Articles of Association shall be amended, waived or modified; (c) no Transfer shall be made of any Shares (or any other interest in JVCO), in each case without the prior written consent of Amyris, which consent may be provided or withheld in its sole discretion; and (d) JVCO shall not assign any or all of its rights or delegate any of its obligations under the Amyris License Agreement to any other Persons and shall not grant any sublicense rights or engage any “Subcontractors” (as defined in the Amyris License Agreement) under the Amyris License Agreement and shall not otherwise encumber the rights granted to JVCO under the Amyris License Agreement.
ARTICLE IV
DISTRIBUTIONS
Section 4.01    General. The provisions regarding distributions are as set forth in the Articles of Association.
ARTICLE V
RESTRICTIONS ON TRANSFER
Section 5.01    No Transfers. No Transfer shall be made by a Shareholder of any Shares (or any other interest in JVCO), and no Transfer of any Shares shall be valid or effective, other than as explicitly provided in the Articles of Association. It is the intention of the Parties that the Company be closed in such manner; provided, however, that as set forth in Section 5.02 hereof and in the Articles of Association, and pursuant to the terms hereof and thereof, TENA USA may Transfer its Shares to a Wholly Owned TENA Affiliate.

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Section 5.02    Transfer to Wholly Owned TENA Affiliate. In the event that TENA USA wishes to Transfer all (but not less than all) of its Shares to a Wholly Owned TENA Affiliate in accordance with article 9.2 of the Articles of Association, such Transfer shall require the prior written consent of Amyris (such consent not to be unreasonably withheld, conditioned or delayed), which consent shall not be required in the event of a Transfer to a Wholly Owned TENA Specified Affiliate.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01    Information to be Provided to Shareholders.
(a)    Subject to the receipt of the requisite approval of the Management Board as contemplated by article 13.13 of the Articles of Association, JVCO will prepare Financial Statements as soon as practicable after the end of each Fiscal Year but in any event within thirty days after the end of each Fiscal Year. During the Development Phase, JVCO shall pay all costs and expenses of JVCO in connection with the preparation of any Financial Statements. JVCO shall provide copies of any Financial Statements to each of Amyris and TENA USA. Upon request by Amyris or TENA USA and at such Party’s expense, JVCO shall provide such Party and such Party’s auditors with such financial or other information as it may require to timely comply with its financial and other reporting and certification requirements pursuant to applicable law, audit and listing requirements. To the extent practicable, such Party requesting such financial or other information shall use commercially reasonable efforts to provide such requests for information to JVCO sufficiently in advance of the required delivery date so as to allow JVCO to incorporate such requests into its standard record keeping practices (which shall include record keeping in compliance with Dutch GAAP and US GAAP) and to minimize the incurrence of expenses for JVCO with respect thereto. While it is the intention of the Parties that JVCO not be included as a consolidated subsidiary of either Amyris or TENA USA, in the event JVCO is required to be included as a consolidated subsidiary of either Amyris or TENA USA, JVCO shall make available such books, records, files, data and information of JVCO as reasonably requested by such Party for such Party and such Party’s auditors to (i) enable such Party to prepare its books, monthly, quarterly and annual consolidated financial statements and other public reports, including certifications, as required pursuant to applicable law and listing requirements and (ii) if applicable, to verify that JVCO has established and maintains a sufficient system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the United States Securities Exchange Act of 1934, as amended) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934, as amended), including information technology general controls, in order to ensure timely and accurate financial statement inputs, and for such Party’s auditors to perform their audits and quarterly reviews of the books of account and records of JVCO as a consolidated Subsidiary of such Party.
(b)    JVCO will promptly notify in writing each of Amyris and TENA USA of the occurrence of any material breaches or defaults pursuant to contracts and the occurrence of material litigation and the occurrence of any other event that, in the good faith determination of the

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Management Board, is reasonably likely to have a material adverse impact on JVCO. JVCO will also furnish or cause to be furnished to each of Amyris and TENA USA, promptly after the sending or filing thereof, copies of all reports that JVCO sends to any of its creditors, and copies of all tax returns that JVCO files with any taxing authority.
Section 6.02    Access to Information. Subject to Section 6.03, JVCO will permit representatives of each of Amyris and TENA USA, upon reasonable advance notice and at such Party’s sole costs and expense, and in all cases as may reasonably be requested, to (a) obtain from JVCO all documents and other information in the possession or control of JVCO, (b) discuss the business, affairs, finances and accounts of JVCO with Officers and Managing Directors of JVCO and (c) have access to the books, records, properties, facilities, Officers, Managing Directors and employees of JVCO, in each case, in order to (i) monitor its investment in JVCO, (ii) exercise its rights pursuant to this Agreement and (iii) confirm the satisfaction of JVCO of its covenants and obligations hereunder.
Section 6.03    Confidential Information.
(a)    Except as provided herein or as otherwise agreed in writing, each Party (i) shall, and shall cause its Affiliates, officers, directors, employees, attorneys, accountants, auditors and agents (collectively “Representatives”) to, maintain in the strictest confidence any and all confidential or proprietary information relating to another Party that is not available to the general public and that is obtained pursuant to this Agreement, including such information about properties, employees, finances, businesses and operations of such other Party, and all notes, extracts, summaries, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the recipient or its Representatives and that contain, reflect or are based upon, in whole or in part, any confidential or proprietary information (collectively, the “Confidential Information”); and (ii) shall not use or disclose, and shall cause its Representatives not to use or disclose, any Confidential Information, except (A) as expressly permitted by the disclosing Party or to the extent that a disclosure is required pursuant to applicable law or governmental or regulatory order (and in which event the Party making such disclosure or whose Representatives are making such disclosure shall so notify the disclosing Party as promptly as practicable (and, if practicable, prior to making such disclosure), shall disclose only such information as it is required to disclose pursuant to such law or governmental or regulatory order, and, in connection with filings with a governmental or regulatory entity, shall cooperate with the other Party and use commercially reasonable efforts to seek confidential treatment for proprietary confidential technical information as well as confidential customer-specific pricing information), or (B) to the extent that the receiving Party would have the right to use or disclose such information, if it were disclosed to it by the other Party under the Collaboration Agreement. Further, Inventions shall be treated in accordance with the principles of the last sentence of Section 9.1 of the Collaboration Agreement, which sentence reads as follows: “Any Inventions solely owned by a Party hereunder shall constitute Confidential Information of such Party and any Inventions jointly owned by a Party hereunder shall constitute Confidential Information of both Parties.” In the event of a conflict between this Section 6.03 and Section 9 of the Collaboration Agreement with respect to R&D Activities, the Collaboration Agreement shall control.

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(b)    Notwithstanding Section 6.03(a), any receiving Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Representatives; provided, however, that each such Representative agrees to keep such Confidential Information confidential in the manner set forth in Section 6.03(a).
(c)    Section 6.03(a) shall not apply to, and Confidential Information shall not include:
(i)    any information that is or has become generally available to the public other than as a result of a disclosure by a receiving Party or any Representative thereof in breach of any of the provisions of this Section 6.03;
(ii)    any information that the receiving Party can demonstrate by written evidence was independently developed by a receiving Party or any Representative thereof without reference to any Confidential Information of another Party; or
(iii)    any information made available to a receiving Party or any Representative thereof on a non-confidential basis by any third party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.
(d)    Except as otherwise provided for in this Section 6.03, Confidential Information shall be used and disclosed by each Party and its Affiliates solely in connection with such Party’s investment in JVCO or to conduct activities on behalf of JVCO pursuant to this Agreement, the Related Agreements and the Articles of Association.
(e)    The obligations of each Party pursuant to this Section 6.03 shall survive for as long as such Party remains a Shareholder or otherwise a Party to this Agreement and for three years thereafter (provided, however, that with regard to any R&D Activities and/or Inventions, such obligations shall survive for the term of the Collaboration Agreement and two years thereafter). Amyris and TENA USA acknowledge that the expiration of their obligations under this Section 6.03 are without limitation of their respective confidentiality obligations under the Collaboration Agreement.
(f)    For the avoidance of doubt, any information provided by or on behalf of Amyris or any of its Representatives to TENA USA or any of its Representatives pursuant to the Amyris License Agreement shall be subject to the confidentiality and other provisions of the Amyris License Agreement.
Section 6.04    Compliance with Laws.
(a)    Anti-Corruption Laws. The Parties and their respective Affiliates, employees, agents, representatives, and subcontractors (collectively, “Associates”) are fully aware of, and undertake to respect the principles enshrined in, the pertinent international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable (mainly French law, the UK Anti-Bribery Act and the United States Foreign Corrupt Practices Act of 1977,

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as amended (15 U.S.C. § 78 et seq.), collectively referred to herein as the “Reference Laws”) to the activities of the Parties under this Agreement and the activities to be developed by JVCO (collectively, the “Activities”). JVCO shall not, directly or indirectly, take any action in violation of the Reference Laws or any other applicable anti-corruption, recordkeeping and internal controls law (collectively, the “Anti-Corruption Laws”). Each of Amyris and TENA USA covenant and agree that they shall cause JVCO to adopt, implement and comply with, prior to commencement of the Operational Phase, a compliance program for the prevention of corruption that will address, among the topics, the retention of agents and will comply with the principles established in the US Federal Guidelines for Sentencing of Organizations and the UK Ministry of Justice Guidelines for Compliance Programs. In furtherance of the foregoing, each of the Parties and their respective Associates have not and will not commit, and have no information, reason to believe, or knowledge of anyone else having committed or intending to commit, any violation of any Anti-Corruption Law, or any act or omission which could cause any Party to be in violation of any Anti-Corruption Law, with respect to any of the Activities. In carrying out their responsibilities under this Agreement, each of the Parties and their respective Associates shall not pay, offer or promise to pay, or authorize any payment or offer of money or anything of value, directly or indirectly, to any government official, a political party or party official, or any candidate for political office for the purpose of influencing any act or decision of such person in his or her official capacity, inducing them to do or omit to do any act in violation of his or her lawful duty, obtaining any improper advantage, or inducing such person to use his or her influence improperly to affect or influence any act or decision, or otherwise give or accept a financial or other advantage to any person to induce or reward improper performance by such person of such person’s relevant function or activity (as such concepts are defined in applicable Anti-Corruption Laws). Each of the Parties shall ensure that all of its respective Associates are informed of, and comply with, the obligations under and restrictions contained in this Section 6.04(a).
(b)    Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties are subject to prior compliance with export regulations applicable to each Party and such other related laws and regulations as may be applicable to each Party, and to obtaining all necessary approvals required by the applicable government entity. Each Party shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide assistance to the other Parties as reasonably necessary to obtain any required approvals.
(c)    Governmental Matters. To the extent, if any, that a Party concludes in good faith that in accordance with applicable laws and regulations it is required to file or register this Agreement or a notification thereof with any governmental entity, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental entity relating to this Agreement and shall cooperate to respond to any request for further information therefrom at the expense of the requesting Party.

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(d)    Health, Safety and Environmental. Amyris and TENA USA are sensitive to the implementation by JVCO of health, safety and environmental (“HSE”) standards consistent with their own HSE policies and with the requirements of Amyris and TENA USA from their Affiliates regarding HSE matters. JVCO, specifically the management and Management Board, are solely responsible for taking all actions necessary for creating, implementing, monitoring, auditing and improving their respective HSE standards. Local plant condition, differing regulatory requirements and other national, regional and local variations among production facilities make it essential for safety standards to be determined by local personnel who understand the uniquely local circumstances, but based always on JVCO’s commitment to best practices in matters of employee health and safety. The creation and implementation of any HSE standard by JVCO shall be approved by their respective boards of directors or equivalent bodies prior to commencement of the Operational Phase. Neither Amyris or TENA USA nor any Managing Director appointed by either of them (which includes a Managing Director appointed by the Escrow Agent at the instruction of such Party in accordance with the Escrow Agreement) shall have any liability to JVCO or to Amyris or TENA USA or their respective Affiliates for the actions of JVCO and their respective boards of directors or equivalent bodies in connection with creating, implementing, monitoring, auditing or improving their respective HSE standards.
(e)    Protection of Personal Data. Each Party undertakes (i) to comply with any applicable legal provisions relating to personal data protection, and (ii) to take adequate confidentiality and security measures to ensure that data is kept safe and, in particular, to prevent data from being altered, corrupted or to prevent unauthorized third parties from accessing the data. JVCO shall conduct its activities in compliance with any applicable legal provisions relating to personal data protection.
Section 6.05    Other Covenants.
(a)    Non-Solicitation. From and after the date of this Agreement, each Party shall not (i) solicit, directly or indirectly, any employee of any other Party or of any of its respective Affiliates who is directly involved in the business, operations or activities related to JVCO; or (ii) induce or attempt to induce, directly or indirectly, any such employee to leave the employ of such other Party or of any of its respective Affiliates; provided, however, that a Party shall not be precluded from hiring any such employee of such other Party or its Affiliates (A) if such employee contacts such Party or any of its Affiliates on his or her own initiative (including if such employee sends an unsolicited job application to such Party or any of its Affiliates), or (B) if such employee responds to a general solicitation of employment placed by such Party or any of its Affiliates, or their respective recruiters and other agents, by way of general public announcements (including in newspapers, trade journals, the internet or any similar media) that are not specifically directed at any employee covered by this Section 6.05(a); provided further, however, that no such event described in clause (A) or (B) shall be considered a breach of this Section 6.05(a).
(b)    Inventions and Information Agreements. Unless otherwise determined by the Parties, JVCO shall require all employees, and shall require, in the case of clause (i), and shall use commercially reasonable means to require, in the case of clauses (ii), (iii) and (iv), all contractors

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and consultants that are not employees of Amyris or TENA USA or any of their respective Affiliates, now or hereafter employed or otherwise engaged by JVCO to enter into an agreement (i) requiring each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, to protect and keep confidential all of the confidential information, intellectual property used, licensed or owned by, and trade secrets used, licensed or owned by, any of JVCO and its Affiliates, TENA USA and its Affiliates or Amyris and its Affiliates, (ii) subject to applicable law, prohibiting each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, from competing with JVCO during and for a reasonable time after their employment or other engagement with JVCO, (iii) prohibiting each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, during and for a reasonable time after the end of its employment or other engagement with JVCO from soliciting the employees, contractors and consultants of JVCO, and (iv) requiring each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, to assign all ownership rights in his or her work product, including any intellectual property rights with respect thereto to JVCO, or to Amyris or TENA USA, as the case may be, to the maximum extent permitted by applicable law. JVCO shall enforce any such agreement against any such employee, contractor or consultant at the request of TENA USA as it relates to TENA USA or its Affiliates or any of their respective businesses, intellectual property rights or technologies, and JVCO shall enforce any such agreement against any such employee, contractor or consultant at the request of Amyris as it relates to Amyris or its Affiliates or any of their respective businesses, intellectual property rights or technologies. Notwithstanding the foregoing, this Section 6.05(b) shall not be applicable to any individual performing services (whether as an employee, contractor, consultant or otherwise) to JVCO pursuant to a services agreement or secondment agreement.
(c)    Books and Records. JVCO will prepare and maintain separate books of accounts for JVCO that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of JVCO in accordance with Dutch GAAP and US GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with the minutes of proceedings of the Management Board and a certified copy of this Agreement and of the Articles of Association, shall at all times be maintained at the principal place of business of JVCO, which shall be located in the Netherlands and shall be open to inspection and examination at reasonable times by each of Amyris and TENA USA and their respective duly authorized representatives for any purpose reasonably related to such Party’s interest in JVCO. JVCO will prepare its unaudited financial statements in accordance with Dutch GAAP and US GAAP and shall implement and maintain such appropriate systems, controls and procedures as are necessary to convert the financial information into that required by Dutch GAAP and US GAAP. JVCO shall (i) keep accurate books and records and ensure that all payments on behalf of JVCO to third parties are supported by written invoices, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions on behalf of JVCO are conducted in accordance with applicable law (including the U.S. Sarbanes-Oxley Act) and that assets owned by JVCO are appropriately recorded. Each of Amyris and TENA USA shall have the right to have a

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private audit of JVCO’s books and records conducted at reasonable times and after reasonable advance notice to JVCO for any purpose reasonably related to such Party’s interest in JVCO. Any such private audit shall be at the expense of the Party desiring it, and it shall not be paid for out of JVCO funds. Neither Amyris nor TENA USA shall have the right to have a private audit of JVCO books and records conducted more than once in any Fiscal Year.
Section 6.06    Liabilities. Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of each of Amyris and TENA USA to JVCO or any third party, if any, shall be several and not joint.
Section 6.07    Enforcement of Rights by JVCO Against the Shareholders or their Affiliates. Any legal remedy of JVCO in respect of any transaction between JVCO, on the one hand, and either Amyris or TENA USA or their respective Affiliates or any Amyris Associated Entity, on the other hand, shall be pursued on behalf of JVCO by: (1) TENA USA, at its sole cost and expense, in the event of a claim by or on behalf of JVCO against Amyris, its Affiliates or any Amyris Associated Entity or (2) Amyris, at its sole cost and expense, in the event of a claim by or on behalf of JVCO against TENA USA or any of its Affiliates, and JVCO hereby grants an irrevocable power of attorney (with full power of substitution) to Amyris (in the event of a claim by or on behalf of JVCO against TENA USA or any of its Affiliates), and to TENA USA (in the event of a claim by or on behalf of JVCO against Amyris, its Affiliates or any Amyris Associated Entity), to pursue any such legal remedy on behalf of JVCO and in JVCO’s name or otherwise.
Section 6.08    Collaboration Agreement. Nothing in this Agreement alters the funding commitments set forth in the Collaboration Agreement. The funding commitments of TENA USA under this Agreement and under the Collaboration Agreement are independent of each other, and no funding provided by TENA USA pursuant to one agreement is intended to satisfy, count against or offset any funding obligation of TENA USA under the other agreement.
ARTICLE VII
TRANSITION TO OPERATIONAL PHASE
Section 7.01    Final Shareholders’ Agreement; Purchase and Sale of Preferred Shares.
(a)    Not later than six months prior to the anticipated Project Completion Date, Amyris and TENA USA shall engage in good faith negotiations to (i) amend the form of Shareholders’ Agreement as approved by the Parties effective as of July 30, 2012 and attached as Exhibit D to that certain cover letter from TENA USA to Amyris dated July 30, 2012 (the “Final Shareholders’ Agreement”) only to reflect the corporate structure of JVCO as a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), while maintaining to the fullest extent possible the substantive provisions of such form of Final Shareholders’ Agreement, and to amend and restate the Articles of Association to be consistent with such Final Shareholders’ Agreement, and (ii) finalize and agree as promptly as practicable on a five-year plan pursuant to the Final Shareholders’ Agreement and an initial budget pursuant to the Final Shareholders’ Agreement (the “Initial Plan and Budget”). In connection with such good faith negotiations, including but not limited to the geographic scope, the Initial Plan and Budget, and the

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amount of funding required thereunder, Amyris and TENA USA agree to use their best efforts and good faith to (A) maximize the economic viability and value of JVCO; (B) reach agreement on JVCO terms as soon as reasonably practicable, regardless of differing opinions on valuation; and (C) promptly enter into the Total License Agreement. As soon as reasonably practicable following the commencement of such good faith negotiations, and in any event within 20 Business Days, Amyris shall provide TENA USA with copies of any contracts or agreements that specifically and solely relate to the Farnesane Diesel Products and Farnesane Jet Products, as applicable, other than any such agreements entered into by Amyris that relate exclusively to the Brazil Business.
(b)    Following final agreement between Amyris and TENA USA on the matters set forth in Section 7.01(a) (the date of such agreement being the “Final Go Decision Date”), both Amyris and TENA USA will (i) execute and deliver the Final Shareholders’ Agreement, which Final Shareholders’ Agreement shall amend and restate this Agreement in its entirety, (ii) adopt such amended and restated Articles of Association, (iii) cause all Preferred Shares, the Share A and the Share B to be converted into a single class of ordinary shares (on a one-for-one basis), which ordinary shares shall not be subject to the Escrow Agreement or the Pledge Agreement, and (iv) enter into the contribution agreements in the form to be attached to the Final Shareholders’ Agreement, which contribution agreements will require Amyris and TENA USA to contribute to JVCO, if required by TENA USA (in the case of contributions by Amyris) and Amyris (in the case of contributions by TENA USA), (A) any contracts or agreements that specifically and solely relate to the Farnesane Diesel Products and Farnesane Jet Products, as applicable, other than any such agreements entered into by Amyris that relate exclusively to the Brazil Business, and (B) such funding as may be agreed in the Initial Plan and Budget pursuant to Section 7.01(a) (together, with the Total License Agreement, the “JV Assets”). The effect of the occurrence of the Final Go Decision Date shall be as set forth herein and in the Articles of Association, the Master Framework Agreement, the Second Amendment, the Securities Purchase Agreement and the Notes. It is the intention of the Parties that as of the beginning of the Operational Phase JVCO shall be owned 50% by TENA USA and 50% by Amyris, unless modified pursuant to Section 7.02(e), and the expected contributions of each of Amyris and TENA USA as of the beginning of the Operational Phase, after giving effect to the purchase by TENA USA of 50% of the Preferred Shares pursuant to Section 7.01(c)(ii), shall be and are deemed to be for all purposes of equivalent value, regardless of any valuation of such contributions or any portion thereof, and each of TENA USA and Amyris shall be deemed to have been issued 50% of the equity interests in JVCO in respect thereof. Other than as agreed to by Amyris and TENA USA, in no event shall either Amyris or TENA USA be required to provide any additional capital, nor shall there be any adjustment of the equity interests in JVCO issued to either Amyris or TENA USA with respect to their initial capital contributions or any valuation thereof.
(c)    (i)    Promptly following the occurrence of the Final Go Decision Date after a Go Decision, and concurrent with the execution and delivery of the Final Shareholders’ Agreement, (A) the Development Phase will conclude and the Operational Phase will begin, (B) TENA USA will purchase from Amyris 50% of the Preferred Shares at a purchase price equal to 100% of the Face Amount of all Notes issued and outstanding and all accrued and unpaid interest thereon (which Preferred Shares will promptly be transferred by Amyris (or the Escrow Agent at the

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instruction of Amyris and TENA USA in accordance with the Escrow Agreement) to TENA USA and thereafter, along with the Share A and the Share B, will promptly be converted into ordinary shares pursuant to Section 7.01(b)), and (C) Amyris will repay all of the amounts outstanding under the Class A Note.
(ii)    Promptly following the occurrence of the Final Go Decision Date after a Jet Go Decision, and concurrent with the execution and delivery of the Final Shareholders’ Agreement, (A) the Development Phase will conclude and the Operational Phase will begin, (B) TENA USA will purchase from Amyris 50% of the Preferred Shares at a purchase price equal to 30% of the Face Amount of all Notes issued and outstanding and all accrued and unpaid interest on such portion of the Notes (which Preferred Shares will promptly be transferred by Amyris (or the Escrow Agent at the instruction of Amyris and TENA USA in accordance with the Escrow Agreement) to TENA USA and thereafter, along with the Share A and the Share B, will promptly be converted into ordinary shares pursuant to Section 7.01(b)), and (C) Amyris will repay all of the amounts outstanding under the Class A Note. For the avoidance of doubt, it is understood and agreed there cannot be both a Go Decision and a Jet Go Decision.
(d)    The closing of the transaction contemplated by Section 7.01(c) shall take place at the principal executive offices of JVCO, which shall be located in the Netherlands. At such closing, (i) TENA USA shall pay the appropriate purchase price for the number of Preferred Shares acquired pursuant to Section 7.01(c), either by dollar-for-dollar offset against the Notes or in cash, by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall promptly be delivered by the Escrow Agent to Amyris in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by Amyris); (ii) if the amount set forth in clause (i) above is paid in cash rather than by dollar-for-dollar offset against the Notes, Amyris shall pay to TENA USA the amount outstanding under Section 2(c) or Section 2(d), as applicable, under the Notes in cash, by wire transfer of immediately available funds as directed by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B); (iii) Amyris shall pay to TENA USA the amount outstanding under the Class A Note in cash, by wire transfer of immediately available funds as directed by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B); (iv) the appropriate number of Preferred Shares shall be transferred by Amyris (or the Escrow Agent at the instruction of Amyris and TENA USA in accordance with the Escrow Agreement) to TENA USA (which shall be free and clear of Liens, defects and other adverse interests (other than as created by TENA USA or any of its Affiliates)); and (v) if still held by the Escrow Agent, the remaining Preferred Shares and the Share A shall be transferred by the Escrow Agent to Amyris pursuant to the Parties’ instruction mentioned in clause (iv) above. Amyris and TENA USA shall cooperate in good faith so that the payments required by this Section 7.01 shall be made, to the extent mutually desired by Amyris and TENA USA and in compliance with all applicable accounting rules and tax and other laws, through offsetting accounting entries and dollar-for-dollar offsets against all of the amounts outstanding under the Notes. The transfer pursuant to this Section 7.01 shall be made without any representations, warranties, covenants or indemnities; provided, however, that Amyris shall be deemed to have represented that (i) the transfer has been duly authorized by it; (ii) it has the

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capacity, power and authority to instruct the Escrow Agent to transfer such Preferred Shares; and (iii) TENA USA shall obtain good and valid title to such Preferred Shares, free and clear of any Liens, defects and other adverse interests (other than as created by TENA USA or any of its Affiliates). Promptly upon taking delivery of such Preferred Shares, TENA USA will deliver all or such portion of the issued and outstanding Notes to Amyris, and promptly upon having received the amount outstanding under the Class A Note, TENA USA will deliver the Class A Note to Amyris (provided, however, that such obligation to deliver the Class A Note and such Notes to Amyris shall not constitute a condition subsequent to the effectiveness of any such purchase of such Preferred Shares), and the Class A Note and such Notes will be cancelled and extinguished by TENA USA.
Section 7.02    Deadlock.
(a)    Within the 30 day period preceding the Go Decision Date, TENA USA may make a No-Go Decision, which No-Go Decision shall have the effects set forth in Section 2.2(a) of the Master Framework Agreement.
(b)    In the event (i) at any time within the 30 day period preceding the Go Decision Date Amyris and TENA USA are unable to come to agreement on all matters set forth in Section 7.01 having used their best efforts and good faith pursuant to Section 7.01(a) or (ii) Amyris and TENA USA have come to agreement on all matters set forth in Section 7.01 and Amyris provides written notice to TENA USA that it is unwilling or unable to move forward with the Operational Phase or to fund all or any portion of the funding required pursuant to Section 7.01(b), then at any time prior to the Final Go Decision Date TENA USA may deliver a written notice to Amyris electing to initiate the buyout provisions of Section 7.02(c) (the “Buyout Election”).
(c)    If TENA USA shall deliver to Amyris a Buyout Election, to establish the price for the purchase of Amyris’ interest in JVCO for the Operational Phase (the “Operational JVCO”), Amyris and TENA USA shall determine the Fair Value of the Operational JVCO in accordance with Section 7.02(f). Within 30 days following the date on which the Fair Value of the Operational JVCO is finally determined in accordance with Section 7.02(f), Amyris shall deliver to TENA USA a written election (“Deadlock Election”) indicating either (i) that it elects to sell all of the Preferred Shares and the Share A to TENA USA pursuant to Section 7.02(d), (ii) that it accepts TENA USA’s last position with respect to the funding requirements of the Operational JVCO, and agrees to proceed with the Operational Phase pursuant to Section 7.01 on the basis of such funding amount, or (iii) that it accepts TENA USA’s last position with respect to the funding requirements of the Operational JVCO, agrees to proceed with the Operational Phase pursuant to Section 7.01 on the basis of such funding amount, but that it wishes to sell all or a portion of such Shares to TENA USA pursuant to Section 7.02(e). In the event that Amyris does not deliver such Deadlock Election within 30 days following the date on which the Fair Value of the Operational JVCO is finally determined, then it shall be deemed to have elected to sell all such Shares to TENA USA pursuant to clause (i) of this Section 7.01(c).
(d)    If Amyris elects (or is deemed to have elected) to sell to TENA USA all of the Preferred Shares and the Share A, then Amyris and TENA USA shall select, for consummation of the sale of such Shares to TENA USA, a closing date not later than 60 days (or longer, if any

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Competition Law so requires) after the delivery of the Deadlock Election (or its deemed delivery). The closing of such transaction shall take place at the principal executive offices of JVCO, which shall be located in the Netherlands. At such closing, (i) TENA USA shall pay, in exchange for 50% of the Preferred Shares, either by dollar-for-dollar offset against the Notes or in cash, by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall promptly be delivered by the Escrow Agent to Amyris in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by Amyris), an amount equal to (x) in the case of a Go Decision, the amount outstanding under Section 2(c) or Section 2(d), as applicable, under the Notes and (y) in the case of a Jet Go Decision, the amount equal to 30% of the amount outstanding under Section 2(c) or Section 2(d), as applicable, under the Notes; (ii) if the amount set forth in clause (i) above is paid in cash rather than by dollar-for-dollar offset against the Notes, Amyris shall pay to TENA USA the applicable amount set forth in clause (i) above in cash, by wire transfer of immediately available funds as directed by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B); (iii) TENA USA shall pay, in exchange for the other 50% of the Preferred Shares, an amount equal to 50% of the Fair Value of the Operational JVCO determined pursuant to Section 7.02(f) (the “Cash Component of the Purchase Price”) by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall promptly be delivered by the Escrow Agent to Amyris in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by Amyris); (iv) TENA USA shall pay by euro-for-euro offset against the Class A Note, in exchange for the Share A, the amount outstanding under the Class A Note; (v) all Preferred Shares and the Share A shall be transferred by Amyris (or the Escrow Agent at the instruction of Amyris and TENA USA in accordance with the Escrow Agreement) to TENA USA (which shall be free and clear of Liens, defects and other adverse interests (other than as created by TENA USA or any of its Affiliates)) and, in such case, Amyris shall have no further interest in the Operational JVCO; and (vi) Amyris shall deliver to TENA USA such other documents as, in the mutual agreement of Amyris and TENA USA, are necessary or appropriate to convey to TENA USA such Shares; provided, however, that Amyris shall not be required to provide representations or warranties other than basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of its sale documentation, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject and other customary representations and warranties for an acquisition of this type agreed to by Amyris and TENA USA. Amyris and TENA USA shall cooperate in good faith so that the payments required by this Section 7.02(d) shall be made, to the extent mutually desired by Amyris and TENA USA and in compliance with all applicable accounting rules and tax and other laws, through offsetting accounting entries and dollar-for-dollar offsets against all of the amounts outstanding under the Notes. Promptly upon taking delivery of such Preferred Shares and the Share A, TENA USA will deliver the Class A Note and all or such portion of the issued and outstanding Notes to Amyris (provided, however, that such obligation to deliver the Class A Note and such Notes shall not constitute a condition subsequent to the effectiveness of any such purchase of the Share A and any Preferred Shares), and the Class A Note and such Notes will be cancelled and extinguished by TENA USA. Each of Amyris and TENA USA shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to

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do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such sale of Shares by Amyris to TENA USA, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, Amyris and TENA USA shall, when required in order to effect any such sale, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.
(c)    If Amyris elects to sell all or a portion of the Preferred Shares and the Share A to TENA USA pursuant to Section 7.02(c)(iii), it shall set forth in its Deadlock Election what percentage of the Operational JVCO that it wishes to sell to TENA USA (the “Buyout Percentage”). Amyris and TENA USA shall then proceed with the commencement of the Operational Phase and the contribution of all JV Assets to the Operational JVCO pursuant to Section 7.01; provided, however, that as of the beginning of the Operational Phase the ownership percentage of the Operational JVCO held by Amyris shall be 50% minus the Buyout Percentage and the ownership percentage of the Operational JVCO held by TENA USA shall be 50% plus the Buyout Percentage. The closing of such transaction shall take place at the principal executive offices of JVCO, which shall be located in the Netherlands. At such closing, (i) TENA USA shall pay, in exchange for 50% of the Preferred Shares, either by dollar-for-dollar offset against the Notes or in cash, by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall promptly be delivered by the Escrow Agent to Amyris in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by Amyris), an amount equal to (x) in the case of a Go Decision, the amount outstanding under Section 2(c) or Section 2(d), as applicable, under the Notes and (y) in the case of a Jet Go Decision, the amount equal to 30% of the amount outstanding under Section 2(c) or Section 2(d), as applicable, under the Notes; (ii) if the amount set forth in clause (i) above is paid in cash rather than by dollar-for-dollar offset against the Notes, Amyris shall pay to TENA USA the applicable amount set forth in clause (i) above in cash, by wire transfer of immediately available funds as directed by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B); (iii) TENA USA shall pay, in exchange for the Buyout Percentage of the Preferred Shares, an amount equal to the product of (A) the Fair Value of the Operational JVCO determined pursuant to Section 7.02(f) and (B) the Buyout Percentage by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall promptly be delivered by the Escrow Agent to Amyris in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by Amyris), and the Parties shall cooperate to adjust the number of ordinary shares to reflect any fractional Preferred Shares deemed to be created as a result of the Buyout Percentage; (iv) TENA USA shall pay by euro-for-euro offset against the Class A Note, in exchange for the Buyout Percentage of the Share A, the amount outstanding under the Class A Note, and the Parties shall cooperate to adjust the number of ordinary shares to reflect any fractional shares of Share A deemed to be created as a result of the Buyout Percentage; (v) the appropriate number of whole or fractional Preferred Shares and the portion of the Share A shall be transferred by Amyris

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(or the Escrow Agent at the instruction of Amyris and TENA USA in accordance with the Escrow Agreement) to TENA USA (which shall be free and clear of Liens, defects and other adverse interests (other than as created by TENA USA or any of its Affiliates)); (vi) if still held by the Escrow Agent, the remaining number of whole or fractional Preferred Shares and the remaining portion of the Share A shall be transferred by the Escrow Agent to Amyris pursuant to the Parties’ instruction mentioned in clause (v) above; and (vii) Amyris shall deliver to TENA USA such other documents as, in the mutual agreement of Amyris and TENA USA, are necessary or appropriate to convey to TENA USA such Shares; provided, however, that Amyris shall not be required to provide representations or warranties other than basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of its sale documentation, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject and other customary representations and warranties for an acquisition of this type agreed to by Amyris and TENA USA. Amyris and TENA USA shall cooperate in good faith so that the payments required by this Section 7.02(e) shall be made, to the extent mutually desired by Amyris and TENA USA and in compliance with all applicable accounting rules and tax and other laws, through offsetting accounting entries and dollar-for-dollar offsets against all of the amounts outstanding under the Notes. Promptly upon taking delivery of such Preferred Shares and the Share A, TENA USA will deliver the Class A Note and all or such portion of the issued and outstanding Notes to Amyris (provided, however, that such obligation to deliver the Class A Note and such Notes shall not constitute a condition subsequent to the effectiveness of any such purchase of the Share A and any Preferred Shares), and the Class A Note and such Notes will be cancelled and extinguished by TENA USA. Amyris’ obligations to fund any capital contributions of the Operational JVCO pursuant to the Initial Plan and Budget shall also be proportionately reduced to match its percentage ownership of the Operational JVCO. Each of Amyris and TENA USA shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such sale of Shares by Amyris to TENA USA, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, Amyris and TENA USA shall, when required in order to effect any such sale, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.
(f)    For purposes of this Agreement, “Fair Value of the Operational JVCO” means the aggregate equity value of the Operational JVCO (assuming for the purposes of such determination that all of the actions contemplated by clauses (i), (ii) and (iv)(A) of Section 7.01(b) have occurred) that a willing buyer would pay a willing seller in an arms’-length transaction to acquire the Operational JVCO, assuming that the Operational JVCO was being sold in a manner designed to maximize bids, when neither the buyer nor the seller was acting under compulsion and when both have reasonable knowledge of the relevant facts, without any control premiums or illiquidity or minority interest discounts. Amyris and TENA USA shall negotiate in good faith for a period of 20 days from the date of the event giving rise to the need for a determination of Fair Value

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of the Operational JVCO to try to determine the Fair Value of the Operational JVCO. If Amyris and TENA USA are unable to reach a mutual determination of Fair Value of the Operational JVCO within such 20-day period, then each of Amyris and TENA USA shall promptly engage (at its own expense) a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank) with substantial experience in valuing companies with a size, organization, and assets similar to that of the Operational JVCO (each, an “Advisor”), and each such Advisor shall deliver its Advisor’s Report to each of Amyris and TENA USA concurrently within 20 Business Days of its engagement (the “Opinion Period”). If the Fair Value of the Operational JVCO determined by an Advisor is presented in such Advisor’s Report as a range of values, then the Fair Value of the Operational JVCO for purposes of such Advisor’s Report shall be deemed to be the arithmetic average of such range. Neither Party may engage any of the Approved Valuation Firms as its Advisor without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). If only one Advisor timely delivers its Advisor’s Report, the value determined by such Advisor shall be deemed to be the Fair Value of the Operational JVCO for purposes hereof. If both of the Advisors timely deliver an Advisor’s Report and if the difference between the values submitted by each Advisor equals 10% or less of the higher value, then the Fair Value of the Operational JVCO for purposes hereof shall be deemed to be the arithmetic average of the values submitted by such Advisors. If the difference between the two values is greater than 10% of the higher value, then Amyris and TENA USA shall negotiate in good faith for a period of five Business Days from the expiration of the Opinion Period to try to determine the Fair Value of the Operational JVCO. If, during such period, Amyris and TENA USA cannot agree on the Fair Value of the Operational JVCO, then they shall jointly select a third Advisor that has not been engaged by either Amyris or any of its Affiliates or TENA USA or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six months preceding such date, which third Advisor may, but shall not be required to be, an Approved Valuation Firm. Such third Advisor shall be required to choose only one of the two previously-submitted values as the Fair Value of the Operational JVCO and shall not be authorized to determine a new, third value. If Amyris and TENA USA cannot agree on the third Advisor, then their respective Advisors shall together be instructed to select as the third Advisor an Advisor that has not been engaged by either Amyris or any of its Affiliates or TENA USA or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six month period preceding such date, which third Advisor may, but shall not be required to be, an Approved Valuation Firm. Neither Amyris nor TENA USA (or any Affiliate or representative of either Amyris or TENA USA) shall communicate unilaterally with the third Advisor. The third Advisor will be instructed to deliver to Amyris and TENA USA concurrently, within 15 Business Days of its engagement, an Advisor’s Report selecting which of the two values submitted by the original two Advisors better approximates the Fair Value of the Operational JVCO. The value chosen by the third Advisor shall then be deemed to be the Fair Value of the Operational JVCO and will be non-appealable, final and binding on the Parties for purposes hereof. Amyris and TENA USA covenant to provide the Advisors with complete and accurate information to allow the Advisors to accurately and independently estimate the Fair Value of the

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Operational JVCO. This information shall include the materials used by Amyris and TENA USA to determine the Initial Plan and Budget and the five year plan contemplated by the Final Shareholders’ Agreement and access to relevant representatives for interviews. The Advisors shall, in determining the Fair Value of the Operational JVCO, consider all material information resulting from such diligence and access, subject to the definition of “Fair Value of the Operational JVCO” set forth herein. Each of Amyris and TENA USA shall bear the fees and expenses of its Advisor, and they shall split equally the fees and expenses of the third Advisor. Each Party shall use its respective reasonable efforts to assist in the determination of the Fair Value of the Operational JVCO, including providing any information reasonably required for such purpose.
(g)    If (i) TENA USA does not effect the appropriate offset against the Notes (or pay the cash amounts contemplated by clause (i) of Section 7.02(d)) and the Class A Note and pay the Cash Component of the Purchase Price at the closing contemplated by Section 7.02(d) or pay any cash amounts at the closing contemplated by Section 7.02(e) or (ii) the closing contemplated by Section 7.02(d) or Section 7.02(e) does not, as a result of any action or inaction by TENA USA, occur within 60 days (or longer, if any Competition Law so requires) after the delivery of the Deadlock Election, then Amyris shall have the option to: (A) continue to require TENA USA to purchase the applicable Shares of the Operational JVCO, plus interest thereon at a rate of 10% per annum; or (B) purchase from TENA USA the Shares owned by TENA USA at a purchase price equal to the Cash Component of the Purchase Price or any cash amounts contemplated by Section 7.02(e), in which event Amyris and TENA USA shall effect the sale of the Shares held by TENA USA to Amyris at a closing to be held in accordance with Section 7.02(d) or Section 7.02(e), as applicable, and TENA USA and JVCO shall promptly enter into the Total License Agreement.
(h)    Notwithstanding anything in this Agreement to the contrary, TENA USA shall have no obligation pursuant to this Article VII to effect the appropriate offset against the Notes (or pay the cash amounts contemplated by clause (i) of Section 7.02(d)) and the Class A Note or pay the Cash Component of the Purchase Price or pay any cash amounts contemplated by Section 7.02(e), Amyris shall have no obligation pursuant to this Article VII to sell to TENA USA any Shares or to pay any cash amounts contemplated by Section 7.02(d) or Section 7.02(e), and neither Amyris nor TENA USA shall have any obligation to consummate the transactions contemplated by this Article VII if any required approval of Competition Law has not been obtained, or if any waiting period under Competition Law shall not have expired or been terminated within 60 days (or such longer period as may be required for such approval, expiration or termination under such Competition Law) after the making of the applicable filing under such Competition Law.
ARTICLE VIII
FUNDAMENTAL AMYRIS CHANGE; CHANGE OF CONTROL
Section 8.01    Rights of TENA USA Upon a Fundamental Amyris Change. Upon the occurrence of a Fundamental Amyris Change, TENA USA shall have the Purchase Option right as set forth in article 9.3 of the Articles of Association.
Section 8.02    Right of First Offer. In the event that the restrictions on Transfer and the Purchase Option contained in the Articles of Association are held to be invalid, illegal or

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unenforceable in any jurisdiction, and Amyris shall desire to sell or assign all or part of its Shares to a third party, such sale or assignment shall be subject to the right of first offer as set forth in article 9.6 of the Articles of Association.
Section 8.03    Rights of TENA USA Upon an Amyris Change of Control.
(a)    In the event of an Amyris Change of Control, TENA USA shall have the right, exercisable upon written notice to Amyris during the period beginning on the earlier to occur of (i) the date of the first public announcement of a transaction that, if consummated, would result in an Amyris Change of Control and (ii) the date that Amyris shall notify TENA USA of its intention to enter into a transaction that, if consummated, would result in an Amyris Change of Control, and in each case ending 30 days after the determination of the Fair Value of the Operational JVCO pursuant to Section 8.03(b) to purchase, contingent on the consummation of such Amyris Change of Control, all Preferred Shares and the Share A as provided in this Section 8.03. The calculation of the Fair Value of the Operational JVCO for purposes of Section 8.03(b)(ii) shall commence promptly following the earlier to occur of the events set forth in clause (i) or clause (ii) of this Section 8.03(a). For the purposes of determining the Fair Value of the Operational JVCO for the purposes of this Section 8.03, Amyris and TENA USA shall not be required to prepare and deliver to the Advisors the materials used by each Party to determine the Initial Plan and Budget or the five year plan contemplated by the Final Shareholders’ Agreement if such information has not otherwise been prepared.
(b)    If TENA USA elects to purchase all Preferred Shares and the Share A, then Amyris and TENA USA shall select, for consummation of the sale of such Shares, a closing date not later than 60 days (or longer, if any Competition Law so requires) after TENA USA makes such election. The closing of such transaction shall take place at the principal executive offices of JVCO, which shall be located in the Netherlands. At such closing, (i) TENA USA shall pay by dollar-for-dollar offset against the Notes, in exchange for 50% of the Preferred Shares, an amount equal to all amounts outstanding under the Notes; (ii) TENA USA shall pay, in exchange for the other 50% of the Preferred Shares, an amount equal to 50% of the Fair Value of the Operational JVCO determined pursuant to Section 7.02(f) by wire transfer of immediately available funds to a segregated account of the Escrow Agent in accordance with the Escrow Agreement (which funds shall promptly be delivered by the Escrow Agent to Amyris in accordance with the Escrow Agreement by wire transfer of immediately available funds to an account designated by Amyris); (iii) TENA USA shall pay by euro-for-euro offset against the Class A Note, in exchange for the Share A, the amount outstanding under the Class A Note; (iv) all Preferred Shares and the Share A shall be transferred by Amyris (or the Escrow Agent at the instruction of Amyris and TENA USA in accordance with the Escrow Agreement) to TENA USA (which shall be free and clear of Liens, defects and other adverse interests (other than as created by TENA USA or any of its Affiliates)) and, in such case, Amyris shall have no further interest in JVCO or the Operational JVCO; and (v) Amyris shall deliver to TENA USA such other documents as, in the mutual agreement of Amyris and TENA USA, are necessary or appropriate to convey to TENA USA such Shares; provided, however, that Amyris shall not be required to provide representations or warranties other than basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding

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nature of its sale documentation, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject and other customary representations and warranties for an acquisition of this type agreed to by Amyris and TENA USA. Promptly upon taking delivery of the Share A and such Preferred Shares, TENA USA will deliver the Class A Note and all or such portion of the issued and outstanding Notes to Amyris (provided, however, that such obligation to deliver the Class A Note and such Notes shall not constitute a condition subsequent to the effectiveness of any such purchase of the Share A and any Preferred Shares), and the Class A Note and such Notes will be cancelled and extinguished by TENA USA. Each of Amyris and TENA USA shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such sale of Shares by Amyris to TENA USA, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, Amyris and TENA USA shall, when required in order to effect any such sale, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.
Section 8.04    Rights of Amyris Upon a TENA Change of Control.
(a)    In the event of a TENA Change of Control, Amyris shall have the right, exercisable upon written notice to TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) during the period beginning on the earlier to occur of (i) the date of the first public announcement of a transaction that, if consummated, would result in a TENA Change of Control and (ii) the date that TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall notify Amyris of its intention to enter into a transaction that, if consummated, would result in a TENA Change of Control, and in each case ending 30 days after the determination of the Fair Value of the Operational JVCO pursuant to this Section 8.04(b) to purchase, contingent on the consummation of such Change of Control, the Share B as provided in this Section 8.04. The calculation of the Fair Value of the Operational JVCO for purposes of Section 8.04(b)(ii) shall commence promptly following the earlier to occur of the events set forth in clause (i) or clause (ii) of this Section 8.04(a). For the purposes of determining the Fair Value of the Operational JVCO for the purposes of this Section 8.04, Amyris and TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall not be required to prepare and deliver to the Advisors the materials used by each Party to determine the Initial Plan and Budget or the five year plan contemplated by the Final Shareholders’ Agreement if such information has not otherwise been prepared.
(b)    If Amyris elects to purchase the Share B, then Amyris and TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall select, for consummation of the sale of the Share B, a closing date not later than 60 days (or longer, if any Competition Law so requires) after Amyris makes such election. The closing of such transaction shall take place at the principal executive offices of JVCO, which shall be located in the

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Netherlands. At such closing, (i) Amyris shall repay an amount equal to all amounts outstanding under the Notes; (ii) Amyris shall pay an amount equal to 50% of the Fair Value of the Operational JVCO determined pursuant to Section 7.02(f) by wire transfer of immediately available funds as directed by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B); (iii) Amyris shall repay the amount outstanding under the Class A Note; (iv) the Share B shall be transferred by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) to Amyris (which shall be free and clear of Liens, defects and other adverse interests (other than as created by Amyris or any of its Affiliates)) and, in such case, TENA USA and its Affiliates shall have no further interest in JVCO or the Operational JVCO; (v) TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall deliver to Amyris such other documents as, in the mutual agreement of Amyris and TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B), are necessary or appropriate to convey to Amyris the Share B; (vi) TENA USA shall take all action reasonably necessary to promptly terminate the Lien and the Pledge Agreement; and (vii) if still held by the Escrow Agent, the Preferred Shares and the Share A shall be transferred by the Escrow Agent to Amyris at the instruction of Amyris and TENA USA in accordance with the Escrow Agreement and TENA USA and Amyris shall take all action reasonably necessary to promptly terminate the Escrow Agreement; provided, however, that TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall not be required to provide representations or warranties other than basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of its sale documentation, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject and other customary representations and warranties for an acquisition of this type agreed to by Amyris and TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B). Promptly upon receiving payment in full from Amyris for all amounts outstanding under the Notes and the Class A Note, the Class A Note and the Notes will be cancelled and extinguished by TENA USA, and TENA USA will deliver the Class A Note and the Notes to Amyris (provided, however, that such obligation to deliver the Class A Note and the Notes shall not constitute a condition subsequent to the effectiveness of any such purchase of the Share B). Each of Amyris and TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such sale of the Share B by TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) to Amyris, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, Amyris and TENA USA (or the Wholly Owned TENA Affiliate to which TENA USA has Transferred the Share B) shall, when required in order to effect any such sale, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law. Following the transactions contemplated by this Section 8.04, Amyris and TENA USA will

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cooperate to terminate this Agreement and all Related Agreements other than the License Agreement.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
Section 9.01    Representations and Warranties of TENA USA and Amyris. TENA USA, on the one hand, and Amyris, on the other hand, each severally and not jointly hereby makes the following representations and warranties to JVCO and to the other Party as of the date hereof:
(a)    Organization. It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Articles of Association and the agreements contemplated by this Agreement and the Articles of Association and to own its Shares.
(b)    Authorization and Enforceability. All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Articles of Association and the Related Agreements to which it is a party, and the performance of all obligations hereunder and thereunder, have been taken, and no approval of its stockholders is required in connection with such authorization, execution, delivery and performance. This Agreement has been duly executed and delivered by it and (assuming due authorization, execution and delivery by the other Parties signatory hereto) this Agreement constitutes, and each of the Articles of Association and the Related Agreements to which it is a party when executed and delivered by it shall constitute, a valid and legally binding obligation of it, enforceable against it in accordance with its respective terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)    No Conflict. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party and the Articles of Association (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby and thereby, (i) do not require the consent of any third party; (ii) do not conflict with, result in a breach of, or constitute a default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (iii) do not violate in any material respect any provision of applicable law or any order, injunction, judgment or decree of any government entity by which it may be bound, or require any regulatory

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filings or other actions to comply with the requirements of applicable law, except to the extent that it is required to file any notification pursuant to applicable Competition Laws. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement.
(d)    No Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.
(e    Absence of Claims and Violations. There is no action, suit, proceeding or investigation pending or threatened against it which questions the validity of this Agreement or the agreements contemplated by this Agreement. It is not in violation of any applicable law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the ownership of its properties, and it shall undertake its obligations hereunder in accordance in all material respects with applicable law.
(f)    No Known Claims. Other than as set forth in Schedule 9.01(f), neither Party knows of any default by the other Party under this Agreement, the Articles of Association or the Related Agreements, nor of any event, circumstance or condition which, with notice, the passage of time, or both, would constitute a default by the other Party under this Agreement or the Articles of Association or by the other Party or any of its Affiliates under the Related Agreements, and to their knowledge, neither such Party nor any of its subsidiaries have any claims or defenses against the other Party with respect to this Agreement or against the other Party or any of its Affiliates under the Related Agreements, or against the other Party, any of Affiliates or JVCO, with respect to the Articles of Association, in each case including setoff, estoppel, waiver, cancellation of instruments, rescission, bad faith or excuse of performance.
(g)    No Control.
(i)    Neither TENA USA nor any of its Affiliates have had any control or undue influence over Amyris’ decisions with respect to this Agreement, the transactions contemplated hereby or with respect to the Related Agreements or the Articles of Association, nor has TENA USA or any of its Affiliates had any control with respect to the decision making or overall operations of Amyris as a whole.
(ii)    Neither Amyris nor any of its Affiliates have had any control or undue influence over TENA USA’s decisions with respect to this Agreement, the transactions contemplated hereby or with respect to the Related Agreements or the Articles of Association, nor has Amyris or any of its Affiliates had any control with respect to the decision making or overall operations of TENA USA as a whole.
(iii)    Solely for the purposes of this Section 9.01(g) the use of the term “control” is intended to mean that each of TENA USA (and its Affiliates) and Amyris (and its

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Affiliates) has dealt with the other Party at arm’s length, has not dictated authority over the day-to-day management decisions, or operations of the other Party, has not decided corporate policy, including the disposition of corporate assets, of the other Party, or has not otherwise exercised dominion over the other Party.
(h)    The representations and warranties of each Party in this Section 9.01 shall survive for a period of 24 months following the date hereof.
Section 9.02    Representations and Warranties of Amyris. Amyris makes the following representation and warranty to TENA USA solely as of the date hereof and not as of any other date: Amyris has not incurred (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under this Agreement, the Related Agreements or the Articles of Association with actual intent to hinder, delay or defraud either present or future creditors of Amyris, its subsidiaries, or any of their Affiliates, as case may be.
Section 9.03    Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its shareholders, directors, officers, employees, representatives, Affiliates, agents, contractors and their respective directors, officers and employees (collectively the “Indemnified Party”), from and against all Claims made against or suffered by any Indemnified Party that arise from any misrepresentation, breach of warranty or non-fulfillment of any covenant, undertaking or agreement on the part of the Indemnifying Party in connection with this Agreement and the Articles of Association (but excluding any Related Agreement and any other agreement between or among the Parties).
ARTICLE X
TERM OF AGREEMENT
Section 10.01    Term of Agreement.
(f)    Following a No-Go Decision prior to a Fundamental Amyris Change, Amyris, TENA USA and the Management Board will use their reasonable best efforts to wind up JVCO in a prompt and orderly fashion.
(g)    In the event that either Amyris or TENA USA shall own all of the outstanding Preferred Shares and Common Shares at any time, then (i) this Agreement may be amended or terminated by the Party owning all of the Shares at any time; (ii) any Managing Directors appointed by the other Party shall be deemed to have immediately resigned; (iii) any limitation on the purpose of JVCO pursuant to Section 2.01 shall no longer be applicable; (iv) the Party owning all of the Shares shall be entitled to make all decisions at JVCO without the need for any approval or consent from any other Party; and (v) the Party owning all of the Shares shall be entitled to amend the Articles of Association (including amending those provisions containing rights or obligations of the other Parties) without the need for any approval or consent from any other Party.

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ARTICLE XI
TAX MATTERS
Section 11.01    Intentionally Omitted.
ARTICLE XII
GENERAL PROVISIONS
Section 12.01    Conflict. In the event that any provision of this Agreement conflicts with or is inconsistent with any provision of the Articles of Association, to the extent permitted by applicable law, the terms of the Articles of Association shall control and prevail in all respects over this Agreement, and each of Amyris and TENA USA shall take all other reasonable actions, as are necessary to ensure that at all times this Agreement does not impair, limit, restrict, prevent, or otherwise adversely affect any provision of the Articles of Association.
Section 12.02    Further Action. Each Party shall (i) vote or cause to be voted all Shares now or hereafter controlled, owned or held beneficially or of record by it at each general meeting of Shareholders of JVCO in favor of, and take all actions by written resolution in lieu of any such meeting, and cause its Managing Directors to vote for and take all actions by written resolution (or replace such Managing Directors with appointees who will vote for and take all action by written consent), to effect the matters contemplated by this Agreement and the Articles of Association and shall waive all right to object to or dissent with respect to, or otherwise prevent, the foregoing; and (ii) execute and deliver such instruments, documents and other papers, give such written assurances, give such written consents (including any that may be required under the Articles of Association) and do, or cause to be done, all things otherwise necessary, proper or advisable under applicable law, and otherwise cooperate with each other, in each case as may be required or reasonably requested by any other Party in order to cause, evidence, reflect, consummate and make effective any and all of the matters contemplated by this Agreement and the Articles of Association.
Section 12.03    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
Section 12.04    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (i) upon delivery in person, by pre-paid internationally-recognized overnight or second-day courier service or by email, or (ii) by fax (with a written or electronic confirmation of delivery), in each case to the respective Parties at the following addresses and fax numbers (or at such other address or fax number for a Party as shall be specified in a notice given in accordance with this Section 12.04). Notices, requests, claims, demands and other communications hereunder are deemed delivered when actually delivered to, or delivery is refused at, the applicable address. Delivery of the Notice of Election (as defined article 9.3 of the Articles of Association) to the Escrow Agent, and any other notices, requests, claims, demands and other communications to the Escrow Agent, shall be as specified in the Escrow Agreement.

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(a)    if to TENA USA to:
Total Energies Nouvelles Activités USA
24 Cours Michelet
92800 Puteaux
France
Attn:    [*], President
Fax. No.: +[*]
Email:    [*]
with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
United States of America
Attn:    [*]    [*]
Fax No.: +1 [*]
Email:    [*]
    [*]
and
Jones Day
555 California Street, 26th Floor
San Francisco, CA 94104-1500
United States of America
Attn:    [*]
Fax No.: +1 [*]
Email:    [*]
(b)    if to Amyris to:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
United States of America
Attn:    General Counsel
Fax. No.: +1 [*]
Email:    [*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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with copies (which shall not constitute notice) to:
Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111-5994
United States of America
Attn:    [*]
Fax. No.: +1 [*]
Email:    [*]
and
Covington & Burling LLP
One Front Street
San Francisco, CA 94111
United States of America
Attn:    [*]
Fax. No.: +1 [*]
Email:    [*]
(c)    if to JVCO (with a copy (which shall not constitute notice) to each of TENA USA and Amyris) to:
Total Amyris BioSolutions B.V.
Claude Debussylaan 24
1082 MD Amsterdam
The Netherlands
Attn:    [*]
Fax No.: +[*]
Section 12.05    Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with respect thereto, with the public or any news media without the prior written consent of each of Amyris and TENA USA, other than as required by applicable law or regulation. The Parties shall cooperate as to the timing and contents of any such press release or public announcement.
Section 12.06    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by law. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment hasbeen requested with respect to the omitted portions.

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Section 12.07    Entire Agreement. This Agreement, together with the Related Agreements and the Articles of Association, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. No warranty, representation, inducement, promise, understanding or condition not set forth or referred to in this Agreement has been made or relied upon by any Party with respect to the subject matter of this Agreement.
Section 12.08    No Assignment. This Agreement may not be assigned; provided, however, that TENA USA may assign its rights and obligations pursuant to this Agreement to any Wholly Owned TENA Affiliate in connection with any Transfer of Shares to such Wholly Owned TENA Affiliate in accordance with Section 5.02 hereof and the Articles of Association. The Parties acknowledge and agree that each is relying on the special characteristics and qualifications of the other such that this Agreement is personal in nature and cannot be assumed or assigned in bankruptcy or otherwise.
Section 12.09    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and to their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (including any employee or prospective employee of any of the Parties) any legal or equitable right, benefit or remedy of any nature whatsoever pursuant to or by reason of this Agreement.
Section 12.10    Amendment and Waiver.
(a)    Subject to Section 10.01(b), this Agreement may not be amended except by an instrument in writing signed by, or on behalf of, JVCO (after receipt of all requisite approval of the Management Board as contemplated by article 13.13 of the Articles of Association) and each Party.
(b)    Any Party may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of any other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any extension of time or other indulgence granted to a Party hereunder shall not otherwise alter or affect any power, remedy or right of any other Party or the obligations of the Party to whom such extension or indulgence is granted.
Section 12.11    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to provisions related to conflicts of laws.

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(b)    Any dispute arising out of or relating to the agreement described in Section 12.17 shall be litigated solely and exclusively before the United States District Court for the Southern District of New York. The Parties consent to the in person jurisdiction of such court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss or transfer any action pursuant to 28 U.S.C. § 1404 or 1406 (or any successor statute). In the event the United States District Court for the Southern District of New York does not have subject matter jurisdiction of such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in New York, New York.
Section 12.12    Dispute Resolution.
(a)    General. Any dispute, controversy or claim (a “Dispute”) arising out of this Agreement (including the application, interpretation or any alleged breach hereunder or thereunder) will be resolved in accordance with the procedures specified in this Section 12.12. The Parties intend that these provisions will be valid, binding, enforceable, irrevocable and will survive any termination of this Agreement and shall be the sole and exclusive set of procedures for the resolution of any Dispute respectively. To avoid ambiguity, the Parties further intend that the term Dispute shall not include any Non-Arbitratable Dispute, it being understood and agreed that any dispute arising out of or relating to the agreements or the documents that are referred to in the definition of Non-Arbitratable Dispute shall be resolved pursuant to the terms of such agreements or documents, and the further agree that any dispute arising out of or relating to the agreement described in Section 12.17 shall be resolved pursuant to Section 12.11, and that injunctive relief may be pursued as set forth in Section 12.12(c).
(b)    Arbitration.
(i)    All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby.
(ii)    There shall be three arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by mutual agreement of the other Parties within 20 days of the delivery of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two Party-appointed arbitrators within 20 days of the selection of the second arbitrator. In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall designate the remaining arbitrator(s) required to comprise the tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.
(iii)    Each arbitrator chosen pursuant to this Section 12.12(b) shall speak, read, and write English fluently and shall be either (A) a practicing lawyer who has specialized in business litigation with at least 25 years of experience in a law firm of over 50 lawyers or (B) a retired judge of a court of general jurisdiction in New York, New York.

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(iv)    The place of arbitration shall be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence shall be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.
(v)    The arbitrators shall issue an award within nine months of the submission of the request for arbitration of any Dispute. This time limit may be extended by agreement of the Parties or by the tribunal if necessary.
(vi)    It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive and binding on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.
(vii)    In addition to the payment of attorneys’ fees and other costs as set forth in Section 12.18, the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties, subject to the restrictions and exceptions set forth in Section 6.03.
(c)    Temporary or Preliminary Injunctive Relief. Notwithstanding the Parties’ agreement to submit all Disputes to final and binding arbitration pursuant to Section 12.12(b), the Parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrators have rendered similar relief or a final award) in order to protect any Party’s rights pursuant to this Agreement. Regardless of the Parties’ agreement in this Section 12.12, the Parties shall also have the right to have recourse to, and shall be bound by the pre-arbitral referee procedure of, the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.
Section 12.13    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 12.14    Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms

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hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstration of the inadequacy of monetary damages.
Section 12.15    Relationship. This Agreement establishes among the Parties an independent relationship. The Parties intend that no partnership or joint venture is created hereby, that no Party will be a partner or joint venturer of any other Party for any purposes, and that this Agreement will not be construed to the contrary, and the Parties will not hold themselves out as being in any such arrangement.
Section 12.16    Cumulative Rights. Except as otherwise provided in this Agreement, all of the rights and remedies expressly provided to a Party pursuant to this Agreement shall be deemed cumulative, and in addition, to any and all other rights and remedies available to such Party under applicable law, in equity, or by contract.
Section 12.17    Liquidated Damages. Amyris acknowledges that because the Preferred Shares Option Price is subject to a fair market value determination as provided by the Valuation Advisor, and that TENA USA’s rights pursuant to article 9.6 of the Articles of Association are subject to valuation as provided by a third party purchase offer, and that, in each case, TENA USA is permitted to offset the full amounts then outstanding under the Notes against the Preferred Shares Option Price or, as applicable, the price determined in accordance with article 9.6 of the Articles of Association, it is difficult and impractical to ascertain the actual and anticipated damages that TENA USA would suffer by reason of the failure of Amyris to perform any of its obligations with respect to the Purchase Option or TENA USA’s rights pursuant to article 9.6 of the Articles of Association. Consequently, if Amyris breaches any of its material obligations with respect to the Purchase Option or TENA USA’s rights pursuant to article 9.6 of the Articles of Association, Amyris shall pay to TENA USA, as liquidated damages and not as a penalty, an amount equal to the full obligations outstanding under the Notes at the time of such breach after giving effect to acceleration, and Amyris and TENA USA acknowledge that such damage calculation is a fair and reasonable estimate of the actual and anticipated damages that TENA USA would suffer as a result of such breach; provided, however, that such liquidated damages shall not be duplicative of the obligations outstanding under the Notes or liquidated damages under the Pledge Agreement. If the liquidated damages described above are held to be invalid, illegal or unenforceable in any jurisdiction, then TENA USA shall have such other rights, remedies and damages as are provided hereby, by applicable law and any other agreements with Amyris, all of which are reserved. Amyris acknowledges that any damages provided hereby are secured by the Pledge Agreement and that TENA USA may, pursuant to applicable law, purchase the collateral granted thereunder and apply such damages to the purchase price thereof. To the extent that TENA USA applies any damages provided hereby toward the purchase price of collateral under the Pledge Agreement, the obligations under the Notes will be deemed repaid in full.
Section 12.18    Attorneys’ and Other Fees and Costs. If any action, proceeding or arbitration is brought by a Party to enforce or interpret this Agreement, the prevailing Party, in addition to all other legal or equitable remedies possessed, shall be entitled to be reimbursed for all reasonable

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attorneys’ fees incurred by reason of such action or proceeding to the extent related to the enforcement or interpretation of this Agreement.
Section 12.19    Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR WITH RESPECT TO A BREACH OF SECTION 6.03, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT. FOR CLARITY, ANY DAMAGES FINALLY AND ACTUALLY SUFFERED BY AN INDEMNIFIED PARTY (WHETHER BY A FINAL JUDGMENT OF A COURT OF LAW, ARBITRATION AWARD OR THROUGH A SETTLEMENT) ARISING OUT OF A CLAIM FOR WHICH THE INDEMNIFIED PARTY IS INDEMNIFIABLE UNDER SECTION 9.03 SHALL BE DEEMED DIRECT DAMAGES FOR PURPOSE OF THIS SECTION 12.19. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY PUNITIVE DAMAGES HEREUNDER.
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

TOTAL ENERGIES NOUVELLES ACTIVITÉS USA

By:     /s/
Name:Otero Del Val
Title: Managing Director
AMYRIS, INC.

By:     /s/
Name: John Melo
Title: C.E.O.

TOTAL AMYRIS BIOSOLUTIONS B.V.

By:     /s/
Name: Zana McFerson
Its:    Jointly Authorized Managing Director A

By:     /s/
Name: Otero Del Val
Its:    Jointly Authorized Managing Director B

[Signature Page to Shareholders’ Agreement]

SCHEDULE 3.02
INITIAL MANAGING DIRECTORS
Amyris Directors
Joao (John) Gabriel Melo (Chairperson)
Susanna Camilla McFerson
TENA Directors
Jean-Marc Otero Del-val
Philippe Marchand

SCHEDULE 5.04(a)
WHOLLY OWNED TENA SPECIFIED AFFILIATES
Total Treasury, a société par actions simplifiée organized under the laws of the Republic of France
Total Capital, a société anonyme organized under the laws of the Republic of France
Total Capital International, a société anonyme organized under the laws of the Republic of France
Sofax Banque, a société anonyme organized under the laws of the Republic of France

SCHEDULE 9.01(f)
KNOWN CLAIMS
Amyris is the obligor under the Notes. As of the date of this Agreement, there are no defaults known to TENA USA with respect to the Notes.